                                                                     Exhibit 99


Birds Eye Holdings LLC
Consolidated Financial Statements and Financial Statement Schedule For the Fiscal Years Ended June 25, 2005 and June 26, 2004

INDEPENDENT AUDITORS' REPORT

Management Committee and Unitholders
Birds Eye Holdings LLC
Rochester, New York

We have audited the accompanying consolidated statements of financial position of Birds Eye Holdings LLC and subsidiaries as of June 25, 2005 and June 26, 2004, and the related consolidated statements of operations, accumulated earnings (deficit) and comprehensive income, cash flows, and changes in common members' equity for the fiscal years ended June 25, 2005 and June 26, 2004. Our audits also included the financial statement schedule appearing on page 40. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birds Eye Holdings LLC and subsidiaries at June 25, 2005 and June 26, 2004, and the results of their operations and their cash flows for the fiscal years ended June 25, 2005 and June 26, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Rochester, New York
September 19, 2005

Birds Eye Holdings LLC
Consolidated Statements of Operations, Accumulated Earnings/(Deficit), and Comprehensive Income
(Dollars in Thousands)

                                                              Fiscal Year Ended   Fiscal Year Ended
                                                                June 25, 2005       June 26, 2004
                                                              -----------------   -----------------
Net sales                                                         $ 858,669           $ 843,398
Cost of sales                                                      (677,706)           (652,863)
                                                                  ---------           ---------
Gross profit                                                        180,963             190,535
Selling, administrative, and general expenses                      (120,565)           (112,208)
Asset impairment charge                                                (994)                  0
Restructuring                                                        (1,940)                  0
Other Income                                                          3,288                   0
                                                                  ---------           ---------
Operating income                                                     60,752              78,327
Interest income on management promissory notes, net                      40                  35
Loss on early extinguishment of debt                                      0              (4,018)
Interest expense                                                    (28,456)            (31,326)
                                                                  ---------           ---------
Pretax income from continuing operations                             32,336              43,018
Tax provision                                                       (12,139)            (15,438)
                                                                  ---------           ---------
Income from continuing operations                                    20,197              27,580
Discontinued operations, net of taxes                                (1,552)              4,322
                                                                  ---------           ---------
Net income                                                           18,645              31,902

Accretion of Preferred LLC unit issuance costs                         (463)               (445)
Dividends on Preferred LLC units                                    (28,862)            (24,875)

Accumulated earnings at beginning of period                           8,310               1,728
                                                                  ---------           ---------
Accumulated (deficit)/earnings at end of period                   $  (2,370)          $   8,310
                                                                  =========           =========

Net income                                                        $  18,645           $  31,902
Other comprehensive income/(loss):
   Minimum pension liability adjustment, net of taxes                (3,021)               (490)
   Unrealized loss on hedging activity, net of taxes                   (106)               (131)
                                                                  ---------           ---------
Comprehensive income                                              $  15,518           $  31,281
                                                                  =========           =========

Accumulated other comprehensive loss at beginning of period       $ (11,530)          $ (10,909)
   Minimum pension liability, net of taxes                           (3,021)               (490)
   Unrealized loss on hedging activity, net of taxes                   (106)               (131)
                                                                  ---------           ---------
Accumulated other comprehensive loss at end of period             $ (14,657)          $ (11,530)
                                                                  =========           =========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statements of Financial Position
(Dollars in Thousands)

                                                                            June 25, 2005   June 26, 2004
                                                                            -------------   -------------
                                                  ASSETS
Current assets:
   Cash and cash equivalents                                                   $ 36,002        $ 72,887
   Accounts receivable trade, net of allowances for doubtful accounts
      of $1,123 and $993, respectively                                           60,208          63,319
   Accounts receivable, other                                                     4,011           2,271
   Income taxes refundable                                                          269               0
   Inventories, net                                                             196,287         181,083
   Current investment in CoBank                                                     383           1,477
   Prepaid manufacturing expense                                                 12,108          11,706
   Prepaid expenses and other current assets                                      9,696          11,327
   Held for sale assets                                                           5,497           6,848
   Current deferred tax asset                                                     5,276           9,047
                                                                               --------        --------
         Total current assets                                                   329,737         359,965
Investment in CoBank                                                                719           1,102
Property, plant, and equipment, net                                             191,637         197,845
Goodwill                                                                         45,101          35,586
Trademarks and other intangible assets, net                                     222,496         164,123
Interest receivable on management promissory notes, net                              96              62
Other assets                                                                     14,836          20,268
Note receivable due from Pro-Fac Cooperative, Inc.                                    0           1,086
                                                                               --------        --------
         Total assets                                                          $804,622        $780,037
                                                                               ========        ========
                                     LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
   Current portion of obligations under capital leases                         $    865        $    851
   Current portion of long-term debt                                              2,700           2,700
   Current portion of Termination and Transitional Service Agreements
      with Pro-Fac Cooperative, Inc.                                              9,455           9,220
   Accounts payable                                                              78,597          76,696
   Income taxes payable                                                               0           1,241
   Accrued interest                                                               2,144           1,153
   Accrued employee compensation                                                  7,296          10,029
   Other accrued liabilities                                                     44,339          38,689
   Held for sale liabilities                                                      2,014               0
   Growers payable due to Pro-Fac Cooperative, Inc.                               8,395           7,783
                                                                               --------        --------
         Total current liabilities                                              155,805         148,362
Obligations under capital leases                                                  2,373           3,028
Long-term debt                                                                  298,548         301,592
Long-term portion of Termination Agreement with Pro-Fac Cooperative, Inc.         8,836          16,830
Other non-current liabilities                                                    67,228          59,943
Non-current deferred tax liability                                               12,353           6,371
                                                                               --------        --------
         Total liabilities                                                      545,143         536,126
                                                                               --------        --------
Preferred LLC units: 1,006 units issued and outstanding                         208,093         178,768
                                                                               --------        --------
Members' capital:
   Common members' equity                                                        68,413          68,363
   Accumulated (deficit)/earnings                                                (2,370)          8,310
   Accumulated other comprehensive income/(loss):
      Unrealized gain on hedging activity, net of taxes                             111             217
      Minimum pension liability, net of taxes                                   (14,768)        (11,747)
                                                                               --------        --------
         Total members' capital                                                  51,386          65,143
                                                                               --------        --------
         Total liabilities and members' capital                                $804,622        $780,037
                                                                               ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statements of Cash Flows
(Dollars in Thousands)

                                                                      Fiscal Year Ended   Fiscal Year Ended
                                                                        June 25, 2005       June 26, 2004
                                                                      -----------------   -----------------
Cash Flows from Operating Activities:
   Net income                                                             $ 18,645            $  31,902
   Adjustments to reconcile net income to net cash provided by/
      (used in) operating activities -
      Asset impairment charge                                                  994                    0
      Other income                                                          (3,288)                   0
      Asset impairment charge within discontinued operations                 2,508                    0
      Amortization of certain intangible assets                              3,098                1,798
      Depreciation                                                          22,065               22,663
      Amortization of debt issue costs, amendment costs, debt
         discounts and premiums, and interest in-kind                        6,985                7,330
      Gain on sale of Freshlike canned vegetable business within
         discontinued operations                                                 0               (6,263)
      (Gain)/loss on sale of property, plant, and equipment                   (348)                 217
      Loss on early extinguishment of debt                                       0                4,018
      Transitional Service Agreement with Pro-Fac Cooperative, Inc.            (70)                (525)
      Provision for deferred taxes                                          11,204               16,703
      Provision for losses on accounts receivable                              265                  298
   Change in assets and liabilities:
      Accounts receivable                                                    4,162               (5,892)
      Inventories and prepaid manufacturing expense                        (12,533)              17,365
      Income taxes payable/refundable                                         (918)               1,648
      Accounts payable and other accrued expenses                            4,323                6,937
      Due to/from Pro-Fac Cooperative, Inc., net                               698                 (721)
      Interest receivable on management promissory notes, net                  (34)                 (35)
      Other assets and liabilities, net                                      5,409                7,522
                                                                          --------            ---------
Net cash provided by operating activities                                   63,165              104,965
                                                                          --------            ---------
Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                              (16,524)             (24,859)
   Proceeds from disposals                                                   2,155               24,829
   Proceeds/(issuance) of note receivable to Pro-Fac Cooperative, Inc.       1,000                 (300)
   Acquisition of California & Washington Company                          (74,290)                   0
   Acquisition of Edwards Distributing                                        (410)                   0
   Proceeds from investment in CoBank                                        1,477                2,923
                                                                          --------            ---------
Net cash (used in)/provided by investing activities                        (86,592)               2,593
                                                                          --------            ---------
Cash Flows from Financing Activities:
   Common unit-holders redemption                                              (16)                 (81)
   Preferred and common unitholders investment                                  71                1,145
   Payment of premium and fees on early extinguishment of debt                   0               (8,937)
   Payments on long-term debt                                               (2,700)            (169,636)
   Payments on Termination Agreement with Pro-Fac Cooperative, Inc.        (10,000)             (10,000)
   Payments on capital leases                                                 (813)                (918)
                                                                          --------            ---------
   Net cash used in financing activities                                   (13,458)            (188,427)
                                                                          --------            ---------
Net change in cash and cash equivalents                                    (36,885)             (80,869)
Cash and cash equivalents at beginning of period                            72,887              153,756
                                                                          --------            ---------
Cash and cash equivalents at end of period                                $ 36,002            $  72,887
                                                                          ========            =========
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
      Interest, net of amounts capitalized                                $ 20,210            $  27,289
                                                                          ========            =========
      Income taxes paid, net                                              $    893            $      74
                                                                          ========            =========
Supplemental schedule of non-cash investing and financing activities:
      Capital lease obligations incurred                                  $    246            $   4,177
                                                                          ========            =========
      Property, plant and equipment purchases included in accounts
         payable                                                          $  1,750            $   1,153
                                                                          ========            =========
      Equity redemptions included in other accrued liabilities            $      5            $       0
                                                                          ========            =========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Changes in Common Members' Equity
For the fiscal year ended June 25, 2005
(Dollars in Thousands)



                                     Units    Dollars    Units    Dollars    Units    Dollars    Units
                                    Class A   Class A   Class B   Class B   Class C   Class C   Class D
                                    -------   -------   -------   -------   -------   -------   -------
June 26, 2004 Balance               443,878   $37,500   321,429   $32,100    12,647    $1,265    13,444

July 19, 2004 Redemption                                                       (362)      (36)      (32)

September 27, 2004 Payment on
Common promissory notes

September 30, 2004 Issuance                                                     298        31        18

October 7, 2004 Payment on Common
promissory notes

October 18, 2004 Issuance                                                       402        40        40

October 19, 2004 Issuance                                                       103        10        23

October 20, 2004 Issuance                                                       206        20        46

November 2, 2004 Issuance                                                       505        50        63

December 31, 2004 Redemption                                                   (406)      (41)     (232)

May 31, 2005 Redemption                                                        (401)      (45)      (40)

                                    -------   -------   -------   -------    ------    ------    ------
June 25, 2005 Balance               443,878   $37,500   321,429   $32,100    12,992    $1,294    13,330
                                    =======   =======   =======   =======    ======    ======    ======

                                                                                            Total
                                                                   APIC /      Common      common
                                    Dollars    Units    Dollars   Issuance   promissory   members'
                                    Class D   Class E   Class E    costs       notes       equity
                                    -------   -------   -------   --------   ----------   --------
June 26, 2004 Balance                $168      2,790      $236     $(2,058)    $(848)      $68,363

July 19, 2004 Redemption                                                          30            (6)

September 27, 2004 Payment on
Common promissory notes                                                            5             5

September 30, 2004 Issuance                                                      (25)            6

October 7, 2004 Payment on Common
promissory notes                                                                  38            38

October 18, 2004 Issuance               1                               22       (55)            8

October 19, 2004 Issuance                                                6       (15)            1

October 20, 2004 Issuance                                               12       (28)            4

November 2, 2004 Issuance               1                               28       (70)            9

December 31, 2004 Redemption           (3)                                        36            (8)

May 31, 2005 Redemption                (1)                                        39            (7)

                                     ----      -----      ----     -------     -----       -------
June 25, 2005 Balance                $166      2,790      $236     $(1,990)    $(893)      $68,413
                                     ====      =====      ====     =======     =====       =======

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Changes in Common Members' Equity
For the fiscal year ended June 26, 2004
(Dollars in Thousands)

                               Units    Dollars    Units    Dollars    Units    Dollars    Units
                              Class A   Class A   Class B   Class B   Class C   Class C   Class D
                              -------   -------   -------   -------   -------   -------   -------
June 28, 2003 Balance         443,878   $37,500   321,429   $32,100    12,400    $1,240    13,661

August 2, 2003 Issuance

August 14, 2003 Issuance

August 20, 2003 Issuance                                                  298        30        16

August 30, 2003 Issuance

September 29, 2003 Issuance                                               405        40       149

November 5, 2003 Redemption                                              (263)      (26)

November 7, 2003 Payment on
   Common promissory notes

November 26, 2003 Cost of
   Issuance

December 23, 2003 Issuance

January 14, 2004 Payment on
   Common promissory notes

January 27, 2004 Issuance                                                 492        49       398

January 28, 2004 Redemption                                              (492)      (49)     (398)

March 30, 2004 Payment on
   Common promissory notes

May 7, 2004 Issuance                                                      298        30        16

June 16, 2004 Redemption                                                 (491)      (49)     (398)

                              -------   -------   -------   -------   -------    ------    ------
June 26, 2004 Balance         443,878   $37,500   321,429   $32,100    12,647    $1,265    13,444
                              =======   =======   =======   =======   =======    ======    ======

                                                                                      Total
                                                              APIC       Common      common
                              Dollars    Units    Dollars   Issuance   promissory   members'
                              Class D   Class E   Class E     costs       notes      equity
                              -------   -------   -------   --------   ----------   --------
June 28, 2003 Balance           $171         0      $  0     $(2,028)    $(872)      $68,111

August 2, 2003 Issuance                    635        53                   (53)            0

August 14, 2003 Issuance                   507        43                   (43)            0

August 20, 2003 Issuance                                                   (30)            0

August 30, 2003 Issuance                   507        43                   (43)            0

September 29, 2003 Issuance        2                                       (42)            0

November 5, 2003 Redemption                                                 21            (5)

November 7, 2003 Payment on
   Common promissory notes                                                 229           229

November 26, 2003 Cost of
   Issuance                                                      (30)                    (30)

December 23, 2003 Issuance               1,141        97                   (97)            0

January 14, 2004 Payment on
   Common promissory notes                                                  80            80

January 27, 2004 Issuance          5                                       (54)            0

January 28, 2004 Redemption       (5)                                       16           (38)

March 30, 2004 Payment on
   Common promissory notes                                                  54            54

May 7, 2004 Issuance                                                       (30)            0

June 16, 2004 Redemption          (5)                                       16           (38)

                                -----    -----      ----     -------     -----       -------
June 26, 2004 Balance           $168     2,790      $236     $(2,058)    $(848)      $68,363
                                =====    =====      ====     =======     =====       =======

The accompanying notes are an integral part of these consolidated financial statements.

                             BIRDS EYE HOLDINGS LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Form of Organization and Nature of Business: Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company (the "Company" or "Holdings LLC"), was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc. ("Birds Eye Foods"), the Company's indirect wholly-owned subsidiary, and at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"). Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation ("Holdings Inc."). Holdings Inc. owns 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. Holdings LLC's primary source of operating cash flow relates to its 100 percent indirect ownership of Birds Eye Foods. Birds Eye Foods is a producer and marketer of processed foods products. All of Birds Eye Foods' operating facilities, excluding one in Mexico, are within the United States. On August 23, 2005, Birds Eye Foods sold its Mexican subsidiary, Birds Eye de Mexico, S.A. de C.V. ("BEMSA") and all of its production assets in Celaya, Mexico. See NOTE 2 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding Holding LLC's acquisition of Birds Eye Foods. See NOTE 5 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the sale of BEMSA.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

Reclassification: Prior year information is reclassified whenever necessary to conform with the current year's presentation. Net cash provided by operating activities and net cash provided by investing activities in the accompanying Consolidated Statements of Cash Flows have been adjusted by $0.5 million and $0.8 million in fiscal 2004 and 2003, respectively, to reflect non-cash property, plant and equipment purchases.

Fiscal Year: The fiscal year of Holdings LLC ends on the last Saturday in June. Fiscal 2005 and 2004 comprised 52 weeks.

New Accounting Pronouncements: In June 2005, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 05-6 "Determining the Amortization Period for Leasehold Improvements Purchased or Acquired after Lease Inception in a Business Combination." This EITF issue provides guidance on the amortization period for leasehold improvements acquired in a business combination and the amortization period of leasehold improvements that are placed in service significantly after and not contemplated at the beginning of the lease term. The guidance contained in EITF No. 05-6 is effective for periods beginning after June 29, 2005. The Company and its subsidiaries do not anticipate that the adoption of EITF No. 05-6 will have a material effect on its consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company and its subsidiaries do not anticipate that the adoption of SFAS No. 154 will have a material impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company and its subsidiaries do not expect SFAS No. 153 to have a material effect on its consolidated financial statements.

In December 2004, the FASB issued Staff Position No. 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004". FSP 109-1
clarifies that the manufacturer's deduction provided for under the American Jobs Creation Act of 2004 should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. The adoption of FSP No. 109-1 had no impact on the Company and its subsidiaries' consolidated financial statements for fiscal year 2005 because the manufacturer's deduction is not available to the Company and its subsidiaries until fiscal year 2006. The Company and its subsidiaries are currently evaluating the effect that the manufacturer's deduction will have in subsequent years.

In November 2004, the FASB Emerging Issues Task Force reached a consensus on EITF Issue No. 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations". This EITF Issue provides guidance regarding the evaluation of whether the operations and cash flows of a component have been or will be eliminated from ongoing operations, and what types of involvement constitute significant continuing involvement in the operations of the disposed component. The guidance contained in EITF 03-13 is effective for components of an enterprise that are either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The guidance contained in EITF 03-13 did not have a material effect on the Company and its subsidiaries' consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4". SFAS No. 151 amends previous accounting guidance regarding allocation of fixed production costs to inventory and the recognition of overheads and other expenses. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company and its subsidiaries are currently evaluating the effect SFAS No. 151 will have on its consolidated financial statements.

In May 2004, the FASB issued Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", which superseded FASB Staff Position No. 106-1. FSP 106-2 requires that until an employer is able to determine whether benefits provided by its plan are "actuarially equivalent" to Medicare Part D under the Act, it must disclose the existence of the Act and the fact that the amounts included in the financial statements related to the employer's postretirement benefit plans do not reflect the effects of the Act. The guidance in FSP 106-2 is effective for interim or annual financial statements for periods beginning after June 15, 2004. Detailed regulations necessary to implement the Act and determine "actuarial equivalency" were issued on January 21, 2005. The Company and its subsidiaries are currently evaluating these regulations; however, based on the current design of the Company and its subsidiaries' postretirement benefit plans, the implementation of FSP 106-2 is not expected to have a material effect on the Company and its subsidiaries' consolidated financial statements. See further disclosure at NOTE 12 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding pension and post retirement benefits.

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Trade Accounts Receivable: The Company and its subsidiaries account for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company and its subsidiaries estimate the allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance, in their entirety, are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical information. The Company and its subsidiaries periodically review the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not the policy of the Company and its subsidiaries to accrue interest on past due accounts. The allowance for doubtful accounts of the Company and its subsidiaries was approximately $1.1 million and $1.0 million at June 25, 2005 and June 26, 2004, respectively.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. The Company and its subsidiaries provide inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. Reserves recorded at June 25, 2005 and June 26, 2004 were $6.4 million and $4.1 million, respectively.

Investment in CoBank: The Company and its subsidiaries' investment in CoBank was required as a condition of previous borrowings of Birds Eye Foods, a wholly-owned subsidiary of the Company. These securities are not physically issued by CoBank, but rather Birds Eye Foods is notified as to their monetary value. The investment is carried at cost plus Birds Eye Foods' share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Under the terms of previous borrowing arrangements of Birds Eye Foods, a wholly-owned subsidiary of the Company, the investment in CoBank will be liquidated over the next three-year period.

Prepaid Manufacturing Expense: The allocation of manufacturing overhead to finished goods produced is on the basis of a production period. Thus at the end of each period, certain costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying statement of financial position. Such costs are applied to inventory during the next production period and recognized as an element of cost of goods sold.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 1 to 40 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features. Amortization related to capital leases is included within depreciation expense.

Assets held for sale are separately classified on the consolidated statement of financial position. The recorded value represents estimated fair value less costs to sell. See NOTE 5 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding assets held for sale.

Goodwill: Goodwill includes the cost in excess of the fair value of net identifiable assets acquired in purchase transactions. Goodwill is not amortized, but instead tested annually for impairment. See NOTE 8 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding goodwill.

Other Intangible Assets: Other intangible assets include customer relationships, non-competition agreements, employment contracts, trademarks, and a trademark royalty agreement. Trademarks have been deemed to have an indefinite life and are, therefore, not amortized. Other intangible assets are amortized on a straight-line basis over 3 months to 36 years. See NOTE 8 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding intangible assets.

Impairment of Long-Lived Assets Including Goodwill: The Company and its subsidiaries review its long-lived assets in accordance with SFAS No. 144 "Accounting for the Impairment of Long-Lived Assets," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition, this indicates that a long-lived asset may be impaired. When an impairment is indicated, the estimated future cash flows are then discounted, or another appropriate fair value methodology is utilized, to determine the estimated fair value of the asset and an impairment charge, if any, is recorded for the difference between the carrying value and the fair value of the asset.

The determination of the fair value and any subsequent impairment of the Company and its subsidiaries' remaining long-lived assets require management to make estimates and assumptions that may affect its consolidated financial statements.

Carrying values of goodwill and intangible assets with indefinite lives (trademarks) are reviewed at least annually, for possible impairment in accordance with SFAS No. 142, "Accounting for Goodwill." The Company and its subsidiaries' impairment review is based on a discounted cash flow approach that requires judgment with respect to future volume, revenue and expense growth rates and the selection of the appropriate discount rate. The Company and its subsidiaries use estimates based on expected trends in making these assumptions. An impairment charge would be recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset. The Company and its subsidiaries use its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse, economic factors or competitive activities may signal that an asset has become impaired. See NOTES 5 and 8 to the "Notes to Consolidated Financial Statements" for additional disclosures.

Derivative Financial Instruments: The Company and its subsidiaries do not engage in speculative derivatives. Derivative financial instruments are utilized to hedge commodity price risk and foreign currency related risk and are not held for trading purposes. See NOTE 9 to the "Notes to Consolidated Financial Statements" for additional disclosures of the Company and its subsidiaries' hedging activities.

Promotional Activities: The Company and its subsidiaries' promotional activities are conducted either through the retail trade channel or directly with consumers and involve in-store displays; feature price discounts on products; consumer coupons; and similar activities. The costs of these activities are generally recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management's judgment regarding the volume of promotional offers that will be redeemed by either the retail trade channel or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The accrual for promotional activities at June 25, 2005 and June 26, 2004 was $17.3 million and $11.7 million, respectively.

Income Taxes: Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation. Income taxes are provided on income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the statement of financial position. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. See NOTE 11 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding tax matters.

Casualty Insurance: The Company and its subsidiaries are primarily self-insured for workers compensation and automobile liability. The Company and its subsidiaries accrue for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 25, 2005 and June 26, 2004 was $8.1 million and $7.2 million, respectively.

Pension and Postretirement Benefits other than Pensions: The Company and its subsidiaries have several pension plans and participate in various union pension plans. In addition, the Company and its subsidiaries sponsor benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees of the Company and its subsidiaries. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See NOTE 12 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding pension and postretirement benefits.

Preferred Units: The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of Birds Eye Holdings Inc.'s or Birds Eye Foods, Inc.'s capital stock,
(ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010. In accordance with Securities and Exchange Commission Financial Reporting Release No. 211, the amounts applicable to redeemable preferred stock must be presented in the financial statements as a separate item.

Revenue Recognition: The Company and its subsidiaries recognize revenue on shipments on the date the merchandise is received by the customer and title transfers. Product sales are reported net of applicable cash discounts, sales allowances and promotions.

Shipping and Handling Expense: Shipping and handling expenses are included as a component of cost of sales.

Advertising: Production costs of commercials and programming are charged to earnings in the year first aired. The costs of other advertising and marketing programs are expensed when incurred. Advertising expense incurred for the fiscal year 2005 and 2004 amounted to approximately $23.9 million and $17.5 million, respectively.

Research and Development: Research and development costs are expensed as incurred. The amount expensed on Company-sponsored and customer-sponsored activities relating to the development of new products or the improvement of existing products was $4.3 million in both fiscal 2005 and 2004.

Comprehensive Income: Under SFAS No. 130, "Reporting Comprehensive Income," the Company and its subsidiaries are required to display comprehensive income and its components as part of the financial statements. Comprehensive income is comprised of net earnings and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net income. The Company and its subsidiaries include adjustments for minimum pension liabilities and unrealized gains and losses on hedging transactions in other comprehensive income. The income taxes related to the Company and its subsidiaries' minimum pension liabilities and unrealized gains and losses on hedging transactions in fiscal year 2005 and 2004 amounted to approximately $1.7 million and $0.4, respectively, in other comprehensive income.

Disclosures About Fair Value of Financial Instruments: The following methods and assumptions were used by the Company and its subsidiaries in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents and Accounts Receivable: The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-Term Investments: The carrying value of the investment in CoBank was $1.1 million at June 25, 2005. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

     Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See NOTE 10 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding long-term debt.

NOTE 2. THE TRANSACTION

Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002, by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc., at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company. Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation. Holdings Inc. was formed on August 19, 2002 for the purpose of holding 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction". On August 19, 2002 (the "Closing Date"), pursuant to the Unit Purchase Agreement:

(i) Pro-Fac contributed to the capital of Holdings LLC all of the shares of Birds Eye Foods common stock owned by Pro-Fac, constituting 100 percent of the issued and outstanding shares of Birds Eye Foods capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72 percent common equity ownership at the Closing Date; and

(ii) Vestar/Agrilink Holdings LLC and certain co-investors (collectively, "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owned 56.24 percent of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units, which are held by management and members of the Board, entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

(iii) Immediately following Pro-Fac's contribution of its Birds Eye Foods common stock to Holdings LLC, Holdings LLC contributed those shares valued at $32.1 million to Birds Eye Holdings Inc., a direct, wholly-owned subsidiary of Holdings LLC, and Birds Eye Foods became an indirect, wholly-owned subsidiary of Holdings LLC.

(iv) As part of the Transaction, executive officers of Birds Eye Foods, and certain other members of Birds Eye Foods management, entered into subscription agreements with Holdings LLC to acquire, with a combination of cash and promissory notes issued to Holdings LLC, an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04 percent of the common equity ownership at the Closing Date. Additional units have been issued subsequent to the Closing Date. As of June 25, 2005, an additional $0.3 million of Class C common units and Class D common units, representing less than 1 percent of the common equity ownership, remained unissued. The management of Birds Eye Foods, together with Vestar and Pro-Fac are parties to a Securityholders Agreement and a Limited Liability Company Agreement. See NOTE 13 and NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures related to these agreements and the additional issuance of units.

The Transaction was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. The final allocation of purchase price was determined during the fiscal year ended June 28, 2003 and was based on valuations and other studies which provide the basis for such an allocation.

Holdings Inc. has "pushed down" its purchase accounting to Birds Eye Foods. In accordance with generally accepted accounting principles, the excess investment made by Holdings Inc. over the fair value of the identifiable assets and liabilities of Birds Eye Foods as of the Closing Date was approximately $46.5 million. See Note 8 to the "Notes to Consolidated Financial Statements" for further discussion of goodwill and intangible assets. The allocation of the investment was as follows:

(Dollars in Thousands)

                                           Amount
                                         ---------
Working capital(1)                       $ 278,532
Fixed assets                               218,610
Intangibles:
   Trade names                             154,700
   Customer relationships                    8,000
   Backlog                                     527
   Other intangibles                        11,161
Goodwill                                    46,500
Other non-current assets                    68,224
Long-term debt                            (498,414)
Other non-current liabilities              (86,150)
                                         ---------
      Total investment                   $ 201,690
                                         =========

(1) Includes $169 million of cash invested by Holdings LLC in Holdings Inc., and pushed down to Birds Eye Foods.

As of August 19, 2002, management formulated a plan to exit certain portions of its business. In connection with the Transaction, management determined that approximately 171 employees would be terminated and announced the benefit arrangements to those employees. These activities surrounded the Company and its subsidiaries' decision to exit the popcorn and applesauce businesses and to relocate its marketing function to Rochester, New York. As a result, approximately $2.0 million in severance costs and other related exit costs were accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." As of June 25, 2005, $1.8 million of this reserve has been liquidated and $0.2 million was adjusted as a reduction in severance to reflect a change in estimate.

In February 2003, also in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over 4 to 15 months to create more efficient facilities. The announcement was in furtherance of the final formulation of the exit plan. The facilities impacted include those in Barker, New York; Bridgeville, Delaware; Green Bay, Wisconsin; Oxnard, California; Uvalde, Texas, the fresh production operation at Montezuma, Georgia; Lawton, Michigan; and Fond du Lac, Wisconsin. See NOTE 5 to the "Notes to Consolidated Financial Statements" for further disclosure relating to sales of these facilities and businesses. In connection with these closings, 309 full-time production employees were notified of their termination and benefit arrangements. Additional costs to complete the exit plan included facility closure costs, lease penalties, and contractual cancellation and termination fees. The following table reflects the amount recorded as a liability for the exit plan to close these facilities as well as amounts liquidated as of June 25, 2005. Adjustments to this liability reflect changes in estimates and the result of further negotiations completed by management:

(Dollars in Millions)

                            Contractual      Severance
                           Penalties and       and
                            Other Costs    Related Costs
                           -------------   -------------
Initial liability              $ 6.2           $ 2.3
Payments                        (5.4)           (1.8)
Adjustments                     (0.8)           (0.5)
                               -----           -----
Balance at June 25, 2005       $ 0.0           $ 0.0
                               =====           =====

Pro forma information in relation to the August 19, 2002 Transaction is included within the pro forma information presented for the Acquisition of California & Washington Company. See further disclosure at NOTE 4 to the "Notes to Consolidated Financial Statements."

NOTE 3. RELATED PARY TRANSACTIONS

In connection with the Transaction, Birds Eye Foods, Inc., a wholly-owned subsidiary of Holdings LLC, and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Birds Eye Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Foods and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Foods agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment is payable in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent. The amount of the obligation under the Termination Agreement was $18.3 million as of June 25, 2005 and $26.0 million as of June 26, 2004.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Birds Eye Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement replaces the Old Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Birds Eye Foods' preferred supplier of crops. Birds Eye Foods will continue to pay the commercial market value ("CMV") of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Birds Eye Foods makes payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac meet with Birds Eye Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Foods. Amounts paid by Birds Eye Foods to Pro-Fac for the CMV of crops supplied for the fiscal years ended June 25, 2005 and June 26, 2004 were $46.7 million and $48.8 million, respectively.

The Amended and Restated Marketing and Facilitation Agreement also provides that Birds Eye Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, until August 19, 2007, Birds Eye Foods will provide Pro-Fac with services, if requested, related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Birds Eye Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Birds Eye Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Foods determines the amount of crops which Birds Eye Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Foods during a particular crop year does not meet (i) a defined crop amount or (ii) a defined target percentage of Birds Eye Foods' needs for each particular crop, then certain shortfall payments will be made by Birds Eye Foods to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Foods in the 2002 crop year (fiscal 2003). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. After August 19, 2005 the aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $10.0 million over the term of the agreement. The Company and its subsidiaries do not expect to pay any such shortfall payments.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Foods may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Foods or Holdings Inc. Prior to August 19, 2005, in the event Birds Eye Foods terminated the Amended and Restated Marketing and Facilitation Agreement as a result of a change in control transaction, Birds Eye Foods was required to pay Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, before August 19, 2005, Birds Eye Foods sold one or more portions of its business, and if the purchaser did not continue to purchase the crops previously purchased by Birds Eye Foods with respect to the transferred business, then such failure would have been taken into consideration when determining if Birds Eye Foods is required to make any shortfall payments to Pro-Fac. After August 19, 2005, Birds Eye Foods may terminate the Amended and Restated Marketing Agreement as a result of a change in control without the payment of any termination fee. Also, after August 19, 2005, Birds Eye Foods may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Foods with respect to the sold business are disregarded for purposes of determining shortfall payments. As of August 19, 2005, Birds Eye Foods did not trigger any of the events that would require a termination fee or shortfall payment.

(iii) Transitional Services Agreement. Pro-Fac and Birds Eye Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Birds Eye Foods agreed to provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Birds Eye Foods generally provided such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. The value of the services to be provided to Pro-Fac has been estimated at approximately $1.1 million. This obligation was reduced on a straight-line basis over the term of the agreement and as services were provided. The amount of the obligation outstanding under the Transitional Services Agreement was $0 as of June 25, 2005 and $0.1 million as of June 26, 2004. Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac was also an employee of Birds Eye Foods from August 19, 2002 through August 19, 2004; during such time, he reported to the chief executive officer of Birds Eye Foods with respect to his duties for Birds Eye Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement are employees of Birds Eye Foods and report to the chief executive officer or other representatives of Birds Eye Foods. The Transitional Services Agreement terminated on August 19, 2004.

(iv) Credit Agreement. Birds Eye Foods and Pro-Fac entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Birds Eye Foods agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility"). Pro-Fac is permitted to draw up to $1.0 million per year under the Credit Facility, unless Birds Eye Foods is prohibited from making such advances under the terms of certain third party indebtedness of Birds Eye Foods. Pro-Fac borrows and repays periodically based on its cash flow requirements. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. The amount of the obligation outstanding under this Credit Agreement was $0 and $1.1 million as of June 25, 2005 and June 26, 2004, respectively.

Also in connection with the Transaction, Holdings LLC and Pro-Fac entered into a limited liability company agreement (the "Limited Liability Company Agreement") and a securityholders agreement (the "Securityholders Agreement") with Vestar and others, including management of Birds Eye Foods. See NOTE 13 to the "Notes to Consolidated Financial Statements" for more information regarding these agreements.

(v) Management Agreement. Birds Eye Foods, Holdings, Inc. and Vestar Capital Partners entered into a management agreement dated as of August 19, 2002 (the "Management Agreement") pursuant to which Vestar Capital Partners, an investment firm and affiliate of Vestar Capital Partners IV, L.P., a Delaware limited partnership and the sole member of Vestar/Agrilink Holdings ("Vestar Capital Partners"), will provide advisory and consulting services to Holdings, Inc. and Birds Eye Foods. In consideration for such services, Holdings, Inc. and Birds Eye Foods will, jointly and severally, pay Vestar Capital Partners an annual management fee equal to the greater of $1.0 million or 0.7 percent of Birds Eye Foods' earnings, before interest, tax, depreciation and amortization. The management fee paid by Birds Eye Foods to Vestar Capital Partners was $1.0 million in fiscal 2005 and 2004.

The Management Agreement does not include investment banking or other financial advisory services in connection with acquisitions, divestitures, refinancings, or restructurings. In fiscal 2005, Birds Eye Foods paid $0.5 million to Vestar Capital Partners for services rendered by Vestar in relation to Birds Eye Foods, Inc.'s acquisition of California and Washington Company. In addition, on the closing of the August 19, 2002 Transaction, Birds Eye Foods and Holdings LLC, jointly paid to Vestar Capital Partners a transaction fee equal to $8.0 million plus all of the out-of-pocket expenses incurred by Vestar Capital Partners in connection with the August 19, 2002 Transaction.

NOTE 4. ACQUISITIONS

On September 23, 2004, Birds Eye Foods acquired the California & Washington Company ("C&W"), a San Francisco-based marketer of frozen vegetables and fruits, by acquiring all of the outstanding common stock of C&W (the "Acquisition") for an aggregate purchase price of approximately $74.3 million, including direct costs.

C&W is the premier marketer of branded frozen vegetables and fruits in the Western United States, with the number one branded market share positions in California, the Pacific Northwest, and Arizona. The Company and its subsidiaries believe the Acquisition strengthens its competitive position by expanding its presence in the Western United States. Annual net sales of C&W are approximately $40.0 million.

The Acquisition was accounted for under the purchase method of accounting and in accordance with SFAS No. 141, "Business Combinations". Under purchase accounting, the Company and its subsidiaries allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed. Each were recorded at their respective fair values. The final allocation of purchase price is presented in the financial statements and is based on management's estimates of fair value derived from independent valuations and other studies which provided the basis for such estimates. The goodwill associated with this transaction is deductible for tax purposes.

In accordance with generally accepted accounting principles, the excess of cost of C&W over the fair value of the identifiable assets and liabilities of C&W as of the final allocation of purchase price was approximately $9.8 million. See
NOTE 8 to the "Notes to Consolidated Financial Statements" for further discussion of goodwill and intangible assets. The allocation was as follows:

(Dollars in Thousands)

                                             Amount
                                            -------
Accounts receivable                         $ 3,437
Inventories                                   3,336
Prepaid expenses and other current assets        52
Property, plant and equipment                    22
Goodwill                                      9,750
Trademarks and other intangibles             61,070
Accounts payable                             (1,696)
Accrued employee compensation                  (276)
Other accrued liabilities                    (1,405)
                                            -------
   Total allocation                         $74,290
                                            =======

The results of operations of C&W subsequent to the Acquisition are included in the Company and its subsidiaries' Consolidated Statements of Operations for the year ended June 25, 2005. The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company and its subsidiaries as if the Acquisition had occurred at the beginning of the periods presented:

(Dollars in Thousands)

                                     Fiscal Years Ended
                                    -------------------
                                    June 25,   June 26,
                                      2005       2004
                                    --------   --------
Net sales                           $865,227   $882,368
Income from continuing operations     19,964     29,960
Net income                            18,412     34,282

These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for interest expense, taxes and amortization. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisition occurred at the beginning of the 2003 fiscal year, or of the future operations of the Company and its subsidiaries.

In June 2005, Birds Eye Foods acquired Edwards Distributing, Inc., a distributor of snack food products for $0.4 million. This acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations."

NOTE 5. DISCONTINUED OPERATIONS AND HELD FOR SALE ASSETS AND LIABILITIES

Discontinued Operations: On August 23, 2005, Birds Eye Foods entered into and completed the transactions under a Stock Purchase Agreement (the "Sale Agreement") with Congelados Don Jose S.P.R. de R.L. ("CDJ") pursuant to which CDJ acquired a manufacturing facility in Celaya, Mexico utilized by Birds Eye Foods for the production of various frozen vegetables. The transactions included the sale of the stock of Birds Eye de Mexico, S.A. de C.V. ("BEMSA"), a wholly owned subsidiary of Birds Eye Foods and BEMSA Holding, Inc., and all of the equipment of Birds Eye Foods located at the BEMSA facility in Celaya, Mexico. The transactions did not impact products carrying the Birds Eye brand name or any other brand names of the Company.

On May 1, 2004, the Company and its subsidiaries sold its Freshlike canned vegetable business to Allen Canning Company. This sale did not impact frozen products carrying the Freshlike brand name. The Company and its subsidiaries recognized a gain of approximately $3.8 million (after-tax) within discontinued operations in the fourth quarter of fiscal 2004 as a result of this transaction.

The businesses described above are presented as discontinued operations and their operations are, therefore, excluded from continuing operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Consolidated Statements of Operations, Accumulated Earnings/(Deficit), and Comprehensive Income for the prior period has been reclassified to reflect the discontinuance of these operations.

The operating results of those businesses classified as discontinued operations in the Consolidated Statement of Operations are summarized as follows:

(Dollars in Thousands)

                                              Fiscal Years Ended
                                             -------------------
                                             June 25,   June 26,
                                               2005       2004
                                             --------   --------
Net sales                                    $     0    $11,694
                                             ========   =======
Income before income taxes                   $     0    $   809
(Asset impairment charge)/gain on disposal    (2,508)     6,263
Income tax benefit/(provision)                   956     (2,750)
                                             --------   -------
Discontinued operations, net of taxes        $(1,552)   $ 4,322
                                             ========   =======

Held for Sale Assets and Liabilities: Having met the criteria outlined in SFAS No. 144, certain land in Sodus, Michigan is classified as an asset held for sale on the Company's Consolidated Statement of Financial Position as of June 25, 2005.

As of June 25, 2005, the Company and its subsidiaries had committed to a plan to sell its BEMSA subsidiary and all of the operating assets located at the Celaya, Mexico plant. As outlined above, this transaction was completed on August 23, 2005. In connection with this plan, the Company and its subsidiaries designated BEMSA and all of the equipment located at the Celaya, Mexico plant as held-for-sale assets and adjusted the carrying value to fair value less the estimated costs to sell, which resulted in an impairment charge of approximately $1.6 million (after-tax). This amount is included as a component of discontinued operations in the fiscal 2005 Consolidated Statements of Operations, Accumulated Earnings/(Deficit), and Comprehensive Income. Approximately $0.2 million of the impairment charge will result in future cash expenditures. In addition, the assumed liabilities were classified as liabilities held for sale as of June 25, 2005.

The major classes of assets included in the Consolidated Statements of Financial Position as assets held for sale at estimated fair value less costs to sell and held for sale liabilities are as follows:

(Dollars in Thousands)

                                            June 25,   June 26,
                                              2005       2004
                                            --------   --------
Assets held for sale:
Accounts receivable trade                    $   379    $    0
Accounts receivable, other                         4         0
Inventories                                      369         0
Prepaid expenses and other current assets        670         0
Property, plant and equipment, net             4,034     6,848
Other assets                                      41         0
                                             -------    ------
   Total assets held for sale                $ 5,497    $6,848
                                             =======    ======
Held for sale liabilities:
Accounts payable                             $  (744)   $    0
Income taxes payable                            (308)        0
Accrued employee compensation                   (716)        0
Other accrued liabilities                       (246)        0
                                             -------    ------
   Total held for sale liabilities           $(2,014)   $    0
                                             =======    ======

During fiscal 2005, the Company and its subsidiaries sold the following facilities which had previously been recorded as held for sale as a result of downsizing efforts: (a) On June 9, 2005, the Company sold its facility located in Cincinnati, Ohio for $0.4 million and recognized a gain on disposal of $0.1 million; (b) On April 29, 2005, the Company sold its facility located in Enumclaw, Washington for $1.2 million and recognized a loss on disposal of $25,000; (c) On January 25, 2005, the Company sold its facility located in Barker, New York for $0.4 million and recognized a gain on disposal of $0.2 million; and (d) On August 27, 2004, the Company sold its facility located in Alton, New York for $0.1 million and recognized a gain on disposal of $16,000.

During fiscal 2004, the Company and its subsidiaries sold facilities, equipment and vacant land which had previously been recorded as held for sale as a result of consolidation efforts. The cash proceeds from these sales was $8.2 million. No gain or loss was recognized as a result of these dispositions as the decision to dispose was committed to in conjunction with the August 19, 2002 Transaction.

In accordance with SFAS No. 144, and during the quarter ended September 25, 2004, the Company and its subsidiaries reclassified the closed Green Bay, Wisconsin manufacturing facility, totaling $4.0 million, to assets held and used, as disposition of the location within one year was no longer likely. During the quarter ended December 25, 2004, the Company and its subsidiaries reclassified the Sodus, Michigan facility, totaling $0.8 million, to assets held and used, as disposition of this location within one year was no longer likely under SFAS No. 144.

Asset Impairment Charge: In the third quarter of fiscal 2005, the Company and its subsidiaries determined that current real estate market conditions in the Green Bay, Wisconsin area had resulted in the impairment of its closed Green Bay manufacturing facility. In accordance with SFAS No. 144, the Company and its subsidiaries recorded an impairment charge of approximately $1.0 million within operating income to write-down the carrying value of the Green Bay manufacturing facility to fair value. Management estimated the fair value of this facility with the assistance of an appraisal.

NOTE 6. INVENTORIES

The major classes of inventories, net of inventory obsolescence reserves of $6.4 million and $4.1 million, as of June 25, 2005 and June 26, 2004, respectively, are as follows:

(Dollars in Thousands)

                             June 25,   June 26,
                               2005       2004
                             --------   --------
Finished goods               $175,432   $159,195
Raw materials and supplies     20,855     21,888
                             --------   --------
   Total inventories         $196,287   $181,083
                             ========   ========

NOTE 7. PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 25, 2005 and June 26, 2004:

(Dollars in Thousands)

                                              June 25,                       June 26,
                                                2005                           2004
                                   -----------------------------   ----------------------------
                                     Owned     Leased                Owned    Leased
                                    Assets     Assets     Total     Assets    Assets     Total
                                   --------   -------   --------   --------   ------   --------
Land                               $ 12,917   $     0   $ 12,917   $ 12,240   $    0   $ 12,240
Land improvements                     4,389         0      4,389      3,693        0      3,693
Buildings                            62,216         0     62,216     60,763      395     61,158
Machinery and equipment             157,954     4,749    162,703    148,534    4,632    153,166
Construction in progress              6,238         0      6,238      9,472        0      9,472
                                   --------   -------   --------   --------   ------   --------
                                    243,714     4,749    248,463    234,702    5,027    239,729
Less accumulated depreciation
   and amortization                 (55,468)   (1,358)   (56,826)   (40,937)    (947)   (41,884)
                                   --------   -------   --------   --------   ------   --------
Net                                $188,246   $ 3,391   $191,637   $193,765   $4,080   $197,845
                                   ========   =======   ========   ========   ======   ========
Obligations under capital leases              $ 3,238                         $3,879
Less current portion                             (865)                          (851)
                                              -------                         ------
Long-term portion                             $ 2,373                         $3,028
                                              =======                         ======

Interest capitalized in conjunction with construction amounted to approximately $0.2 million and $0.5 million in fiscal 2005 and 2004, respectively.

The following is a schedule of future minimum lease payments primarily for warehouse, production and office facilities and equipment, together with the present value of the minimum lease payments related to capitalized leases, both as of June 25, 2005.

(Dollars in Thousands)

Fiscal Year Ending Last                   Capital   Operating   Total Future
    Saturday in June                       Leases     Leases     Commitment
-----------------------                   -------   ---------   ------------
         2006                              $  990    $10,902       $11,892
         2007                                 896      9,245        10,141
         2008                                 790      8,262         9,052
         2009                                 758      5,925         6,683
         2010                                  66      5,145         5,211
   Later years                                  0      9,057         9,057
                                           ------    -------       -------
Net minimum lease payments                  3,500    $48,536       $52,036
                                                     =======       =======
Less amount representing interest            (262)
                                           ------
Present value of minimum lease payments    $3,238
                                           ======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $10.3 million and $9.6 million for fiscal years 2005 and 2004, respectively.

NOTE 8. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

Goodwill: Holdings LLC adheres to SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount.

During the quarter ended June 25, 2005 and the quarter ended June 26, 2004, the Company and its subsidiaries performed an annual impairment test as required by SFAS No. 142. The fair value of the Company and its subsidiaries' reporting units was determined and was compared to their carrying value, indicating that no impairment exists.

A summary of changes in the Company and its subsidiaries' goodwill during fiscal 2005 is outlined as follows:

(Dollars in Thousands)

June 26, 2004                                  $35,586
Adjustments(1)                                    (251)
Acquisition of C&W(2)                            9,750
Acquisition of Edwards Distributing, Inc.(3)        16
                                               -------
June 25, 2005                                  $45,101
                                               =======

(1) Represents adjustments related to a reduction in contractual penalties and severance to reflect changes in estimates.

(2) Represents the amount of goodwill as a result of the allocation of purchase price from the acquisition of C&W. See NOTE 4 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the C&W acquisition.

(3) Represents the amount of goodwill as a result of the allocation of purchase price from the acquisition of Edwards Distributing, Inc.

A summary of changes in the Company and its subsidiaries' goodwill during fiscal 2004 is outlined as follows:

(Dollars in Thousands)

June 28, 2003                        $37,050
Adjustments(1)                        (1,163)
Disposition of Freshlike canned(2)      (301)
                                     -------
June 26, 2004                        $35,586
                                     =======

(1) Represents adjustments related to a reduction in contractual penalties and severance and related costs to reflect changes in estimates.

(2) Represents the amount of goodwill removed as a result of the disposition of the Freshlike canned vegetable business. See NOTE 5 to the "Notes to Consolidated Financial Statements" Regarding the disposition of the Freshlike canned vegetable business.

Intangible Assets: As outlined in SFAS No. 142, certain intangibles with a finite life are required to continue to be amortized. These intangibles are being amortized on a straight-line basis over their estimated lives of 3 months to 36 years. SFAS No. 142 also requires that intangible assets with indefinite lives not be amortized.

As a result of the acquisition of California & Washington Company, the following intangible assets and useful lives were recorded in fiscal 2005:

(Dollars in Thousands)

                                    Useful Life
                           Amount     (Years)
                          -------   -----------
Customer relationships    $27,800         36
Order backlog                 470       0.25
Employment agreements       1,600          5
Covenant not to compete       200          5
                          -------
Total                     $30,070
                          =======

Trademarks, which are not amortized, were increased by $31.0 million as a result of the acquisition of California & Washington Company.

As a result of the acquisition of Edwards Distributing, Inc. the following intangible assets and useful lives were recorded in fiscal 2005:

(Dollars in Thousands)

                                    Useful Life
                           Amount     (Years)
                          -------   -----------
Customer relationships      $300         25
Covenant not to compete      100          5
                            ----
Total                       $400
                            ====

These amounts assigned to the intangible assets of Edwards Distributing, Inc. were recorded at fair value based on a valuation and are being amortized over their estimated useful lives.

The following schedule sets forth the major classes of intangible assets held by the Company and its subsidiaries:

(Dollars in Thousands)

                                         June 25,                  June 26,
                                           2005                      2004
                                 -----------------------   -----------------------
                                   Gross                     Gross
                                 Carrying    Accumulated   Carrying    Accumulated
                                  Amount    Amortization    Amount    Amortization
                                 --------   ------------   --------   ------------
Amortized intangible assets:
   Covenants not to compete      $    851     $  (430)     $    588      $  (298)
   Order backlog                      470        (470)            0            0
   Customer relationships          36,100      (3,135)        8,000       (1,667)
   Other                           12,006      (2,396)       10,406       (1,406)
                                 --------     -------      --------      -------
      Total                      $ 49,427     $(6,431)     $ 18,994      $(3,371)
                                 --------     -------      --------      -------
Unamortized intangible assets:
   Trademarks                     179,500                   148,500
                                 --------                  --------
      Total                      $228,927                  $167,494
                                 ========                  ========

The aggregate amortization expense associated with intangible assets was approximately $3.1 million for fiscal 2005 and $1.8 million for fiscal 2004. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

Fiscal Year Ending Last Saturday in June
----------------------------------------

2006   $2,942
2007   $2,815
2008   $2,803
2009   $2,803
2010   $2,533

NOTE 9. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

Birds Eye Foods, as a result of its operating and financing activities, is exposed to changes in foreign currency exchange rates and certain commodity prices which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, Birds Eye Foods has enter into derivative contracts.

Foreign Currency: Birds Eye Foods manages its foreign currency related risk primarily through the use of foreign currency forward contracts. The contracts held by Birds Eye Foods are denominated in Mexican pesos.

Birds Eye Foods has entered into foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency-denominated intercompany sales. At June 25, 2005, Birds Eye Foods had cash flow hedges for the Mexican peso with maturity dates ranging from July 2005 to June 2006 for 147 million pesos. The forward contracts hedge approximately 100 percent of Birds Eye Foods' planned intercompany sales.

At June 25, 2005, the fair value of the open contracts was an asset and the value of the after-tax gain of approximately $0.4 million was recorded in accumulated other comprehensive income in members' capital. Amounts deferred to accumulated other comprehensive income are reclassified into cost of goods sold as the related product is sold. In fiscal 2005, a net loss of approximately $0.1 million related to all foreign currency contracts had been reclassified from other comprehensive income to cost of goods sold.

On August 23, 2005 the foreign currency forward contracts were transferred to the buyer in conjunction with the sale of the Company's wholly owned subsidiary, Birds Eye de Mexico, S.A. de C.V. See NOTE 5 to the "Notes to Consolidated Financial Statements" for additional disclosure regarding this transaction.

Commodity Prices: Birds Eye Foods is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into a swap agreement on June 7, 2005, which matures June 30, 2006. The swap is designated as a cash flow hedge of Birds Eye Foods' forecasted corrugated purchases. At June 25, 2005, Birds Eye Foods had open swaps hedging approximately 40 percent of its planned corrugated requirements. The fair value of the agreements is an after-tax loss of approximately $18,000 recorded in accumulated other comprehensive income in members' capital.

Birds Eye Foods is also exposed to commodity price risk related to forecasted purchases of polyethylene in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into a swap agreement on February 11, 2005 designated as a cash flow hedge of its forecasted polyethylene purchases. The termination dates for the agreement is June 30, 2006. The swap hedges approximately 80 percent of Birds Eye Foods' planned polyethylene requirements. The fair value of the agreement is an after-tax loss of approximately $0.2 million recorded in accumulated other comprehensive income in members' capital.

NOTE 10. DEBT

The following is a summary of long-term debt outstanding:

(Dollars in Thousands)

                              June 25,   June 26,
                                2005       2004
                              --------   --------
Term Loan Facility            $250,159   $252,859
Senior Subordinated Notes       51,089     51,433
                              --------   --------
Total debt                     301,248    304,292
Less current portion            (2,700)    (2,700)
                              --------   --------
Total long-term debt          $298,548   $301,592
                              ========   ========

Bank Debt: In connection with the August 19, 2002 Transaction, Birds Eye Holdings Inc., a wholly-owned subsidiary of Birds Eye Holdings LLC, and certain of its subsidiaries entered into a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank, as administrative and collateral agent. The Senior Credit Facility is comprised of (i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility matures in August 2007 and allows up to $40.0 million to be available in the form of letters of credit. There were no borrowings on the Revolving Credit Facility as of June 25, 2005.

The Senior Credit Facility bears interest at Birds Eye Foods' option, at a base rate or LIBOR plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to Birds Eye Foods' Consolidated Leverage Ratio, as defined by the senior credit agreement (the "Senior Credit Agreement"), and is adjusted quarterly based on the calculation of the Consolidated Leverage Ratio. As of June 25, 2005, the Senior Credit Facility bears interest in the case of base rate loans at the base rate plus (i) 1.00 percent for loans under the Revolving Credit Facility, and (ii) 1.75 percent for loans under the Term Loan Facility or in the case of LIBOR loans at LIBOR plus
(i) 2.00 percent for loans under the Revolving Credit Facility and (ii) 2.75 percent for loans under the Term Loan Facility. As of June 25, 2005, the interest rate under the Term Loan Facility was approximately 5.85 percent. The initial unused commitment fee is 0.375 percent on the daily average unused commitment under the Revolving Credit Facility and also varies based on Birds Eye Foods' Consolidated Leverage Ratio.

The Term Loan Facility requires payments in quarterly installments in the amount of $675,000 until September 30, 2007. Beginning December 31, 2007, the quarterly payments are $64.1 million. The Term Loan Facility matures August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow," as defined in the Senior Credit Agreement, be utilized to prepay the Term Loan Facility at an applicable percentage that corresponds to Birds Eye Foods' Consolidated Leverage Ratio. The excess cash flow payment is based in part on Birds Eye Foods' operating income during the year less capital expenditures and cash interest. As of June 25, 2005 and June 26, 2004, there was no excess cash flow to be paid under the Term Loan facility.

The Senior Credit Facility contains customary covenants and restrictions on Birds Eye Foods' activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants requiring Birds Eye Foods to maintain a maximum average total debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio ("Consolidated Leverage Ratio"), and a minimum EBITDA to interest expense ratio ("Interest Coverage Ratio"). Birds Eye Foods is in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility.

Birds Eye Foods' obligations under the Senior Credit Facility are collateralized by a first priority lien on: (i) substantially all existing or after-acquired assets, tangible or intangible, (ii) the capital stock of Birds Eye Foods and its domestic subsidiaries, and (iii) 65% of the voting capital stock and 100% of the non-voting capital stock in certain foreign subsidiaries. Birds Eye Foods' obligations under the Senior Credit Facility are guaranteed by Holdings Inc., a wholly-owned subsidiary of Holdings LLC, and certain of its subsidiaries. See
NOTE 14 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding guarantees and indemnifications.

Effective May 27, 2005, Birds Eye Foods negotiated an amendment to its Senior Credit Facility, which among other things, eliminates the Consolidated Senior Leverage Ratio financial covenant, defined as maximum average senior debt to EBITDA, and tightens the Consolidated Leverage Ratio for the periods ending March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005 by 25
basis points. In addition, the amendment permits the use of revolving loans under the Revolving Credit Agreement to finance acquisitions if, after giving effect to the acquisition(s), the pro forma Consolidated Senior Leverage Ratio is less than or equal to 3.5 to 1.0.

During fiscal 2004, Birds Eye Foods negotiated an amendment to its Senior Credit Facility. The amendment provided Birds Eye Foods with the ability to repay $150.0 million of its Senior Subordinated Notes which occurred in November 2003. See "Senior Subordinated Notes - 11 7/8 Percent (due 2008)" below. In addition, provided the satisfaction of certain conditions, the amendment permits repayment of the balance of the Senior Subordinated Notes prior to maturity.

Senior Subordinated Notes - 11 7/8 Percent (due 2008): In fiscal 1999, Birds Eye Foods issued Senior Subordinated Notes (the "Notes") for $200.0 million aggregate principal amount due November 1, 2008.

As of June 25, 2005 and June 26, 2004, Birds Eye Foods had outstanding $50.0 million of its $200.00 million 11 7/8 percent Senior Subordinated Notes (the "Notes"), due 2008. On November 24, 2003, Birds Eye Foods repaid $150.0 million of these Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of $4.0 million was recorded. This amount reflects the payment of an $8.9 million call premium and other transaction expenses less the related unamortized premium of $4.9 million recorded in conjunction with the August 19, 2002 Transaction. The remaining premium of $1.1 million at June 25, 2005 is being amortized against interest expense over the remaining life of the outstanding Notes.

Interest on the Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The Notes represent general unsecured obligations of Birds Eye Foods, subordinated in right of payment to certain other debt obligations of Birds Eye Foods (including Birds Eye Foods' obligations under the Senior Credit Facility). Birds Eye Foods' obligations under the Notes are guaranteed by Kennedy Endeavors, Incorporated and Linden Oaks Corporation (wholly-owned subsidiaries of Birds Eye Foods) and by Pro-Fac. See NOTE 14 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding guarantees and indemnifications.

The Notes contain customary covenants and restrictions on Birds Eye Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and
(iii) limitations on dividends and other distributions. Additionally, in order to facilitate the August 19, 2002 Transaction, Birds Eye Foods sought and obtained the consent of the holders of the Notes to amend or waive certain provisions in the indenture governing the Notes. Birds Eye Foods is in compliance with all covenants, restrictions, and requirements under the Notes.

Revolving Credit Facility: Borrowings under the short-term Revolving Credit Facility were as follows:

(Dollars in Thousands)

                                                    Fiscal Years Ended
                                                   -------------------
                                                   June 25,   June 26,
                                                     2005       2004
                                                   --------   --------
Balance at fiscal year end                         $     0     $     0
Rate at fiscal year end                                0.0%        0.0%
Maximum outstanding during the period              $82,100     $67,700
Average amount outstanding during the period       $30,523     $10,800
Weighted average interest rate during the period       4.2%        3.1%

There were $24.0 million and $23.8 million in letters of credit outstanding under the Revolving Credit Facility as of June 25, 2005 and June 26, 2004, respectively.

Fair Value: The estimated fair value of long-term debt outstanding, including the current portion, was approximately $301.8 million and $305.9 million at June 25, 2005 and June 26, 2004, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to Birds Eye Foods for debt with similar maturities.

The following table summarizes Birds Eye Foods' future payments due on long-term debt as of June 25, 2005:

(Dollars in Millions)

Fiscal Year Ending Last                         Senior Subordinated
   Saturday in June       Term Loan Facility   Notes - 11 7/8 Percent    Total
-----------------------   ------------------   ----------------------   ------
       2006                     $  2.7                  $ 0.0           $  2.7
       2007                        2.7                    0.0              2.7
       2008                      129.6                    0.0            129.6
       2009                      115.2                   50.0            165.2
       2010                        0.0                    0.0              0.0
       Thereafter                  0.0                    0.0              0.0
                                ------                  -----           ------
       Total                    $250.2                  $50.0           $300.2
                                ======                  =====           ======

NOTE 11. TAXES ON INCOME

Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation.

The tax (provision)/benefit on pretax income from continuing operations includes the following:

(Dollars in Thousands)

                                       Fiscal Years Ended
                                      -------------------
                                      June 25,   June 26,
                                        2005       2004
                                      --------   --------
Federal -
   Current                            $   (370)  $  1,486
   Deferred                             (8,473)   (14,821)
                                      --------   --------
                                        (8,843)   (13,335)
                                      --------   --------
State and foreign -
   Current                                 (32)       165
   Deferred                             (3,264)    (2,268)
                                      --------   --------
                                        (3,296)    (2,103)
                                      --------   --------
                                      $(12,139)  $(15,438)
                                      ========   ========

A reconciliation of the effective tax rate to the amount computed by applying the federal income tax rate to pretax income from continuing operations is as follows:

                                           Fiscal Years Ended
                                      -----------------------------
                                      June 25, 2005   June 26, 2004
                                      -------------   -------------
Statutory federal rate                    35.0%           35.0%
State and foreign income taxes, net
   of federal income tax benefit           6.7%           (1.1)%
Meals and entertainment                    0.5%            0.3%
Adjustment of tax reserves                (2.7)%           0.2%
Change in valuation allowance              1.0%            6.0%
Other, net                                (2.9)%          (4.5)%
                                          ----            ----
   Effective Tax Rate                     37.6%           35.9%
                                          ====            ====

In fiscal 2004, the Company and its subsidiaries incurred a net state and foreign tax benefit that resulted from the generation of state and foreign net operation losses and state tax credits. A valuation allowance was established for these net operating losses and tax credits as the Company and its subsidiaries cannot assure that realization of the tax benefits are more likely than not to occur. In addition, in fiscal 2005, the Company decreased its contingency tax reserve resulting from the favorable resolution of uncertainties that existed in prior years. The contingency tax reserve at June 25, 2005 is immaterial.

Deferred tax (liabilities)/assets consist of the following:

(Dollars in Thousands)

                                                          June 25,   June 26,
                                                            2005       2004
                                                          --------   --------
Liabilities -
   Depreciation                                           $(32,175)  $(32,841)
   Goodwill and other intangible assets                    (31,464)   (27,983)
   Prepaid manufacturing expense                            (4,613)    (4,554)
                                                          --------   --------
      Total deferred tax liabilities                       (68,252)   (65,378)
                                                          --------   --------
Assets -
   Inventories                                               4,293      8,195
   Credits and operating loss carryforwards                 35,012     37,835
   Insurance accruals                                        3,811      3,798
   Pension/OPEB accruals                                    24,593     20,256
   Termination Agreement with Pro-Fac Cooperative, Inc.      6,969     10,106
   Other                                                     5,706      6,737
                                                          --------   --------
      Total deferred tax assets                             80,384     86,927
                                                          --------   --------
   Net deferred tax assets                                  12,132     21,549
   Valuation allowance                                     (19,209)   (18,873)
                                                          --------   --------
      Total                                               $ (7,077)  $  2,676
                                                          ========   ========

The net deferred tax asset/(liability) is reflected on the Company's accompanying Consolidated Statements of Financial Position are as follows:

(Dollars in Thousands)

                                     June 25,   June 26,
                                       2005       2004
                                     --------   --------
Current deferred tax asset           $  5,276    $ 9,047
Non-current deferred tax liability    (12,353)    (6,371)
                                     --------    -------
   Total deferred taxes              $ (7,077)   $ 2,676
                                     ========    =======

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

As of June 25, 2005, Birds Eye Foods and its subsidiaries maintained a valuation allowance in the amount of $19.2 million. The valuation allowance was established for foreign and state net operating losses and state tax credits. As Birds Eye Foods and its subsidiaries cannot assure that realization of the net operating losses and credits is more likely than not to occur, a valuation allowance has been established.

As of June 25, 2005, Birds Eye Foods and its subsidiaries have a federal net operating loss carryforward of $29.3 million and federal credits of $3.0 million. The federal net operating loss carryforwards will expire on or before June 2025. The federal credit consists primarily of minimum tax credits. This credit will never expire. Birds Eye Foods and its subsidiaries utilized approximately $13.8 million of federal net operating loss carryforwards in fiscal 2005 to offset current taxable income. In addition to these federal carryforwards, Birds Eye Foods and its subsidiaries have varying state net operating loss carrryforwards depending on whether they file on a combined or separate company basis by jurisdiction. The tax effect of these state net operating losses is $11.3 million. The expiration dates of the state net operating losses vary. Ultimately, all state net operating losses will expire on or before June 2025, if not utilized by Birds Eye Foods and its subsidiaries. Birds Eye Foods and its subsidiaries have state credits totaling $8.5 million of which $2.1 million expire on or before June 2019. The remaining $6.4 million in state credits will never expire. Birds Eye Foods and its subsidiaries June 25, 2005 foreign net operating loss is $1.8 million. These foreign net operating losses expire on or before June 2012.

NOTE 12. PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: Birds Eye Foods maintains the Master Hourly Pension Plan, which has primarily noncontributory defined-benefit schedules covering substantially all hourly employees.

In September 2001, Birds Eye Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

Birds Eye Foods maintains a non-tax qualified Supplemental Executive Retirement Plan ("SERP") which provides additional retirement benefits to two prior executives of Birds Eye Foods who retired prior to November 4, 1994. In December 2000, Birds Eye Foods adopted an additional SERP to provide additional retirement benefits to its former Chairman of the Board, President and Chief Executive Officer. See NOTE 15 and 16 to the "Notes to Consolidated Financial Statements" for additional disclosures.

Birds Eye Foods maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Birds Eye Foods' retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

Birds Eye Foods maintains the Southland Frozen Foods Plan, in which a small number of former union hourly employees have vested pension benefits.

Birds Eye Foods also participates in one union sponsored pension plan. Contributions to this plan are paid when incurred and billed by the sponsoring union or plan. It is not possible to determine Birds Eye Foods' relative share of the accumulated benefit obligations or net assets for the plan. Birds Eye Foods estimates its withdrawal liability for this plan to be approximately $0.4 million.

For purposes of this disclosure, all defined-benefit pension plans have been combined. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The funding policy of Birds Eye Foods is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. Plan assets do not include any of the Company or its subsidiaries' own equity or debt securities.

The measurement date used to determine pension benefit measurements for Birds Eye Foods' pension plans is March 31 of a given calendar year.

The following table sets forth the weighted-average asset allocations of Birds Eye Foods' pension plans by asset category at March 31, 2005 and March 31, 2004.

                                                           March 31,   March 31,
                                                             2005         2004
                                                           ---------   ---------
Asset category:
   Cash and Cash Equivalents                                   3.0%       13.0%
   Fixed Income                                               29.3        27.1
   Equity Securities                                          60.0        53.6
   Real Estate                                                 7.7         6.3
                                                             -----       -----
      Total                                                  100.0%      100.0%
                                                             =====       =====

Birds Eye Foods uses multiple investment funds and managers for investment of the assets of the plans. Oversight of the investment advisors is provided by an outside investment consulting firm and an Investment Committee. The investment performance and adherence to investment policy is reviewed quarterly by the Investment Committee. The investment objective for the plans is to maintain a well-diversified portfolio of assets using multiple managers and diversified asset classes and styles to optimize the long-term return on plan assets at a moderate level of risk.

Birds Eye Foods has established the following general target asset allocation mix for its plan investments.

                                                          Target
                                                          ------
Equities                                                    60%
Fixed Income                                                35%
Real Estate                                                  5%
                                                           ---
   Total                                                   100%
                                                           ===

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company and its subsidiaries' consolidated financial statements at June 25, 2005 and June 26, 2004:

(Dollars in Thousands)

                                                               Pension Benefits
                                                            ---------------------
                                                              Fiscal Years Ended
                                                            ---------------------
                                                             June 25,    June 26,
                                                               2005        2004
                                                            ---------   ---------
Change in benefit obligation:
   Benefit obligation at beginning of period                $ 135,605   $ 122,426
   Service cost                                                 4,453       4,976
   Interest cost                                                7,923       7,849
   Plan participants' contributions                                76          66
   Plan amendments                                                 87           0
   Actuarial loss                                               2,153       9,855
   Benefits paid                                               (9,075)     (9,567)
                                                            ---------   ---------
      Benefit obligation at end of period                     141,222     135,605
                                                            ---------   ---------

Change in plan assets:
   Fair value of plan assets at beginning of period            87,802      67,278
   Actual return on plan assets                                 3,421      15,257
   Employer contribution                                        1,930      14,768
   Plan participants' contributions                                76          66
   Benefits paid                                               (9,075)     (9,567)
                                                            ---------   ---------
      Fair value of plan assets at end of period               84,154      87,802
                                                            ---------   ---------

   Plan funded status                                         (57,068)    (47,803)
   Unrecognized prior service cost                                 72          39
   Unrecognized net actuarial loss                             28,406      23,345
                                                            ---------   ---------
      Accrued benefit liability net of additional minimum
         pension liability                                  $ (28,590)  $ (24,419)
                                                            =========   =========

Amounts recognized in the balance sheet:
   Accrued benefit liability within other
      non-current liabilities                               $ (52,521)  $ (43,683)
   Intangible asset                                                72          39
   Accumulated other comprehensive loss - minimum pension
      liability (1)                                            23,859      19,225
                                                            ---------   ---------
      Net amount recognized                                 $ (28,590)  $ (24,419)
                                                            =========   =========

Amounts included in other comprehensive
  (loss)/income:
   Increase/(decrease) in intangible asset                  $      33   $      (6)
   Increase in additional minimum pension liability            (4,667)       (795)
                                                            ----------  ---------
      Total amounts included in other comprehensive
         (loss)/income                                      $  (4,634)  $    (801)
                                                            =========   =========

Weighted-average assumptions
   Assumptions used for projected benefit obligation:
      Discount rate                                         5.9 - 7.3%  6.0 - 7.3%
      Rate of compensation increase                         3.5 - 3.8%  3.5 - 3.8%
   Assumptions used to determine net periodic benefit
     cost:
      Discount rate                                         6.0 - 7.3%  6.6 - 7.3%
      Expected return on plan assets (2)                    8.0 - 8.5%  8.0 - 8.5%
      Rate of compensation increase                         3.5 - 3.8%  3.5 - 3.8%

The accumulated benefit obligation for all defined benefit pension plans was $136.7 million and $131.5 million at June 25, 2005 and June 26, 2004, respectively.

(1) The fair value of Birds Eye Foods' pension plan assets was below the accumulated benefit obligation at the plan's March measurement date in fiscal 2005 and fiscal 2004 by $23.9 million and $19.2 million, respectively. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the net of tax amount of $14.8 million and $11.7 million of accumulated other comprehensive loss as of June 25, 2005 and June 26, 2004, respectively, was included in members' capital on the statement of financial position.

(2) To develop the expected long-term rate of return on assets assumption, Birds Eye Foods considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption.

Net periodic benefit cost in fiscal years 2005 and 2004 is comprised of the following:

(Dollars in Thousands)

                                                               Pension Benefits
                                                             -------------------
                                                              Fiscal Years Ended
                                                             -------------------
                                                             June 25,   June 26,
                                                               2005       2004
                                                             --------   --------
Components of net periodic benefit cost:
   Service cost                                              $ 4,453    $ 4,976
   Interest cost                                               7,923      7,849
   Expected return on plan assets                             (7,170)    (6,422)
   Amortization of prior service cost                             55          6
   Amortization of loss                                          842        969
                                                             -------    -------
Net periodic benefit cost - Company plans                      6,103      7,378
Net periodic benefit cost - union plans                          821        523
                                                             -------    -------
Total periodic benefit cost                                  $ 6,924    $ 7,901
                                                             =======    =======

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the six retirement plans with accumulated benefit obligations in excess of plan assets were:

(Dollars in Thousands)

                                          Master Hourly                  Master Salaried                 Excess Benefit
                                          Pension Plan                   Retirement Plan                 Retirement Plan
                                       Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                                 -----------------------------   -----------------------------   -----------------------------
                                 June 25, 2005   June 26, 2004   June 25, 2005   June 26, 2004   June 25, 2005   June 26, 2004
                                 -------------   -------------   -------------   -------------   -------------   -------------
Projected benefit obligation        $85,801         $83,842         $48,831         $46,177          $1,231         $1,060
Accumulated benefit obligation       82,240          81,087          47,906          44,885           1,170            987
Fair value of plan assets            54,995          57,447          28,917          30,105               0              0

                                     Supplemental Executive          Supplemental Executive          Southland Frozen Foods
                                     Retirement Plan No. 1         Retirement Agreement No. 2             Pension Plan
                                       Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                                 -----------------------------   -----------------------------   -----------------------------
                                   Successor       Successor       Successor       Successor       Successor       Successor
                                 June 25, 2005   June 26, 2004   June 25, 2005   June 26, 2004   June 25, 2005   June 26, 2004
                                 -------------   -------------   -------------   -------------   -------------   -------------
Projected benefit obligation         $1,974          $1,967          $3,078          $2,263           $307            $296
Accumulated benefit obligation        1,974           1,967           3,078           2,263            307             296
Fair value of plan assets                 0               0               0               0            242             250

Birds Eye Foods expects to contribute $0.3 million in mandatory payments and $10.9 million in voluntary payments to its pension plans in fiscal 2006.

Expected pension benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years are as follows:

(Dollars in Thousands)

Fiscal Year Ending Last Saturday in June
----------------------------------------
2006                             $ 7,523
2007                             $ 7,743
2008                             $ 7,953
2009                             $ 8,188
2010                             $ 9,042
2011- 2015                       $50,613

Postretirement Benefits Other Than Pensions: Birds Eye Foods sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, Birds Eye Foods does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

Birds Eye Foods has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The measurement date used to determine pension benefit measurements for Birds Eye Foods' other postretirement benefit plans is March 31 of a given year.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company and its subsidiaries' financial statements at June 25, 2005 and June 26, 2004.

(Dollars in Thousands)

                                                                 Other Benefits
                                                              -------------------
                                                               Fiscal Years Ended
                                                              -------------------
                                                              June 25,   June 26,
                                                                2005       2004
                                                              --------   --------
Change in benefit obligation:
   Benefit obligation at beginning of period                  $ 3,467    $ 3,638
   Service cost                                                    43         49
   Interest cost                                                  197        226
   Actuarial loss/(gain)                                        1,262        (79)
   Benefits paid                                                 (460)      (367)
                                                              -------    -------
      Benefit obligation at end of period                       4,509      3,467
                                                              -------    -------

Change in plan assets:
   Fair value of assets at beginning of period                      0          0
   Employer contribution                                          460        367
   Benefits paid                                                 (460)      (367)
                                                              -------    -------
      Fair value of assets at end of period                         0          0
                                                              -------    -------

   Plan funded status                                          (4,509)    (3,467)
   Unrecognized prior service benefit                             (57)       (86)
   Unrecognized actuarial gain                                  1,201        (61)
                                                              -------    -------
      Accrued benefit liability                                (3,365)    (3,614)

Amounts recognized in the balance sheet:
   Accrued benefit liability                                  $(3,365)   $(3,614)
                                                              =======    =======

Weighted-average assumptions
   Assumptions used for projected benefit obligation:
      Discount rate                                               5.9%       6.0%
      Rate of compensation increase                               3.8%       3.8%

   Assumptions used to determine net periodic benefit cost:
      Discount rate                                               6.0%       6.6%
      Expected return on plan assets                              N/A        N/A
      Rate of compensation increase                               3.8%       3.8%

(Dollars in Thousands)

                                              Other Benefits
                                           -------------------
                                            Fiscal Years Ended
                                           -------------------
                                           June 25,   June 26,
                                             2005       2004
                                           --------   --------
Components of net periodic benefit cost:
   Service cost                              $ 43       $ 49
   Interest cost                              197        226
   Amortization of prior service cost         (29)       (29)
                                             ----       ----
   Net periodic benefit cost                 $211       $246
                                             ====       ====

For measurement purposes, an 11.0 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2005. The rate was assumed to decrease gradually to 5.0 percent for 2013 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:

(Dollars in Thousands)

                                                                           1-Percentage     1-Percentage
                                                                          Point Increase   Point Decrease
                                                                          --------------   --------------
Effect on total of service and interest cost components for fiscal 2005        $ 11            $ (11)
Effect on postretirement benefit obligation at June 25, 2005                   $197            $(179)

Birds Eye Foods expects to make payments of approximately $0.5 million to its other postretirement benefit plans in fiscal year 2006.

Birds Eye Foods expects to make post retirement benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years as follows:

(Dollars in Thousands)

Fiscal Year Ending Last Saturday in June
----------------------------------------
2006                              $  480
2007                              $  484
2008                              $  502
2009                              $  520
2010                              $  497
2011 - 2015                       $1,953

Birds Eye Foods is currently in the process of evaluating whether benefits provided by its postretirement benefit plans are considered "actuarially equivalent" to Medicare Part D under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"), based on the final regulations issued January 21, 2005 by the Centers for Medicare and Medicaid Services. As such, the amounts presented above and included in the consolidated financial statements related to Birds Eye Foods' postretirement benefit plans do not reflect the effects of the Act. Based on the current design of Birds Eye Foods' postretirement benefit plans, the final implementation of FSP 106-2 is not expected to have a material effect on the Company and its subsidiaries' consolidated financial statements.

Birds Eye Foods 401(k) Plan: Under the Birds Eye Foods 401(k) Plan ("401(k)"), Birds Eye Foods contributes matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. Birds Eye Foods allocated approximately $1.2 million each year during fiscal 2005 and 2004 in the form of matching contributions to the plan.

In addition, Birds Eye Foods also maintains a Non-Qualified 401(k) Plan in which Birds Eye Foods allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. Birds Eye Foods allocated $0.4 million and $0.3 million during fiscal 2005 and 2004, respectively, in the form of matching contributions to this plan.

NOTE 13. MEMBERS' CAPITAL

As specified in the Company's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), the Company has six classes of membership units: Class A, B, C, D, E, and P.

Common: Class A units have been issued to Vestar. There were 443,878 Class A common units authorized and issued to Vestar in partial consideration for Vestar's capital contributions pursuant to the Unit Purchase Agreement (see NOTE 2 to the "Notes to Consolidated Financial Statements"). There have been no additional Class A common units issued subsequent to the Transaction.

Class B units have been issued to Pro-Fac Cooperative, Inc. There were 321,429 Class B units authorized and issued to Pro-Fac Cooperative, Inc. in consideration for Pro-Fac's contribution of all of the shares of Birds Eye Foods, Inc. common stock to Holdings LLC (see NOTE 2 to the "Notes to Consolidated Financial Statements"). There have been no additional Class B common units issued subsequent to the Transaction.

Class C and D units have been issued to certain members of management in consideration for cash and promissory notes to the Company. The LLC Agreement authorized the issuance of 16,000 Class C units and 16,000 Class D units. There were 11,405 and 12,575 Class C and D units, respectively, issued as of the August 19, 2002 Transaction. Subsequent to the Transaction, there were 2,340 and 2,036 Class C and Class D units, respectively, issued through June 28, 2003. There were 1,345 and 950 Class C and Class D units, respectively, redeemed during fiscal 2003. During fiscal 2004, there were 1,493 and 579 Class C and Class D units, respectively, issued by the Company. Unitholders redeemed 1,246 and 796 Class C and Class D units, respectively, during fiscal 2004. During fiscal 2005, there were 1,514 and 190 Class C and Class D units, respectively, issued by the Company. Unitholders redeemed 1,169 and 304 Class C and Class D units, respectively, during fiscal 2005.

Class E units are common units that have been issued to certain members of the Management Committee in consideration for cash. There were no Class E units issued during August 19, 2002 to June 28, 2003. During fiscal 2004, there were 2,790 Class E units issued by the Company.

Management promissory notes consist of promissory notes made to the Company by certain members of management. These notes bear interest at 4.55% per annum, compounded annually, and have a term of seven years. The amounts due under the notes are secured by pledges of management's Class C and Class D units, and the Company has full recourse for payment, satisfaction, and discharge of the notes. The Common Promissory Notes are reflected in Common Member's Equity as a reduction in capital.

Unitholders are liable only to the extent of their capital contributions to the Company. No unitholder has any personal liability whatsoever in such capacity as a unitholder for the debts, liabilities, commitments, and any other obligations of the Company or for any losses of the Company.

Voting Rights: Class A common units entitle the owner thereof to two votes for each Class A common unit held. Class B, C, D and E common units entitle the owner thereof to one vote for each unit held. Members elect the Management Committee of the Company, which is authorized to take all action which may be necessary for the continuation of the Company and for the maintenance, preservation, and operation of the business of the Company. Any representative may be removed from the Management Committee at any time by the holders of a majority of the total voting power of the outstanding common units.

Preferred Units: In connection with the Transaction, 1,000 Class P preferred units were issued to Vestar and its affiliates. Owners of Class P preferred units are entitled to a cumulative preferred unitholder return of 15% per annum of the original cost of $137.5 million. This preferred return is computed based on a 360-day year consisting of 12 equal months and is compounded quarterly. As of June 25, 2005, the total amount of preferred dividends accumulated and unpaid was $72.4 million. There have been six additional Class P preferred units issued through June 25, 2005 to members of the Management Committee.

In connection with the issuance of the Class P preferred units, the Company incurred approximately $4.0 million in issuance costs. These costs are being accreted using the effective interest method through August 19, 2010 pursuant to the terms of the Limited Liability Company Agreement.

The following table reflects the Class P preferred units activity for the fiscal years ended June 25, 2005 and June 26, 2004:

(Dollars in thousands)

                                                 Fiscal Year Ended   Fiscal Year Ended
                                                   June 25, 2005      June 26, 2004
                                                   -------------      -------------
Balance at beginning of period                        $178,768            $152,583
Issuances of additional preferred LLC units                  0                 865
Dividends on preferred LLC units                        28,862              24,875
Accretion of preferred LLC unit issuance costs             463                 445
                                                      --------            --------
Balance at end of period                              $208,093            $178,768
                                                      ========            ========

Although the Class P preferred units are non-voting, the majority of preferred unitholders must approve any action which (i) alters or changes the rights, preferences or privileges of the preferred units, (ii) creates any new class of units having a preference over or on parity with the preferred units, or (iii) reclassifies units into units having a preference over or on parity with the preferred units.

The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of the Company's, Birds Eye Holdings Inc.'s, or Birds Eye Foods, Inc.'s capital stock, (ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010.

The preferred units may also be redeemed at the option of the Company at any time after August 19, 2005. Upon such redemption, the Company shall pay a price per preferred unit equal to the product of (i) the unitholder's preferred capital plus the accumulated unpaid preferred returns and (ii) a redemption premium as follows:

After August 19, 2005 through and including August 19, 2006:   107.50%
After August 19, 2006 through and including August 19, 2007:   103.75%
Thereafter:                                                    100.00%

Allocations and Distributions: The Company's profits and losses are generally allocated to unitholders in a manner that will support the distribution of distributable assets. Generally, profits are first allocated to unit holders having deficit balances in their capital accounts. Profits and losses, to the extent not so allocated, are allocated to unit holders so that, as nearly as possible, the credit balances in their respective capital accounts equal the amount they would receive upon a sale of all of the Company's assets, for their respective fair market values, and distribution of the proceeds to the unit holders pursuant to the terms of Section 4.4 of the Limited Liability Company Agreement.

Generally, distributable assets are distributed first, to the preferred unit holders in respect of their accrued and unpaid preferred return, second, to the preferred unit holders in respect of their unpaid preferred capital, third, pro rata among the Company's common unit holders in respect of their unpaid common capital, and, fourth, among the common unit holders pursuant to the terms of
Section 4.4(a)(iv) of the LLC Agreement, which provides that certain variable aggregate percentages of distributable assets will be allocated to the various classes of the common units, and then distributed on a pro rata basis among the units of each such class, depending on whether certain performance targets have been achieved and, with respect to the Class C units and Class D units, the number of units of each such class outstanding.

Securityholders Agreement: Holdings LLC, Pro-Fac and Vestar, together with others, including officers of Birds Eye Foods (the "Management Investors"), entered into a securityholders agreement dated August 19, 2002 (and as amended from time to time, the "Securityholders Agreement") containing terms and conditions relating to the transfer of membership interests in and the management of Holdings LLC. Among other things, the Securityholders Agreement includes a voting agreement pursuant to which the holders of common units agree to vote their common units and to take any other action necessary to cause the authorized number of members or directors for each of the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Birds Eye Foods and to elect or cause to be elected to the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Birds Eye Foods a specified number of directors designated by Vestar (the "Vestar Directors"), a specified number of directors designated by Pro-Fac (the "Pro-Fac Directors"), one director who shall be the Chief Executive Officer of Birds Eye Foods (the "Management Director") and a specified number of directors designated by Vestar who shall be independent of Holdings LLC, it's subsidiaries' management (including Birds Eye Foods) and Vestar (the "Independent Directors"). The Vestar Directors constitute a majority of the directors of Birds Eye Foods. The Securityholders Agreement further prescribes a minimum and maximum number of Directors of Birds Eye Foods.

The voting agreement further provides that the holders of common units shall vote their common units as directed by Vestar with respect to the approval of any amendment(s) to the Limited Liability Company Agreement, the merger, unit exchange, combination or consolidation of Holdings LLC, the sale, lease or exchange of all or substantially all of the property and assets of Holdings LLC and its subsidiaries, including Birds Eye Foods, and the reorganization, recapitalization, liquidation, dissolution, or winding-up of Holdings LLC, provided such action is not inconsistent with the Limited Liability Company Agreement or the Securityholders Agreement and further provided such action shall not have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder.

The Securityholders Agreement also provides (1) Pro-Fac and management of Birds Eye Foods with "tag-along" rights in connection with certain transfers of Holdings LLC units by Vestar; (2) Vestar with "take-along" rights to require Pro-Fac and management of Birds Eye Foods to consent to a proposed sale of Holdings LLC; (3) Pro-Fac and Vestar with demand registration rights, in securities of a subsidiary of Holdings LLC, including Birds Eye Foods, which are acquired by them through a distribution by Holdings LLC of such securities in exchange for their respective units in Holdings LLC, such distributed securities being "Registrable Securities", and other unit holders, including management of Birds Eye Foods with incidental registration rights in the Registrable Securities owned by such unit holders, (4) Pro-Fac and management of Birds Eye Foods certain pre-emptive rights with respect to new securities of Holdings LLC or any of its subsidiaries proposed to be issued to Vestar or any affiliate of Vestar, and (5) Vestar the right to modify the Securityholders Agreement without the consent of Pro-Fac, management of Birds Eye Foods or any other unit holder if the amendment cannot reasonably be expected to have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder or the amendment does not adversely affect any unit holder of Holdings LLC in any material respect and it is in connection with a change that cures any ambiguity or corrects or supplements a provision of the Securityholders Agreement.

NOTE 14. GUARANTEES AND INDEMNIFICATIONS

In certain instances when the Company and its subsidiaries sells businesses or assets, the Company and its subsidiaries may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company's financial position, results of operations or cash flows.

The Company and its subsidiaries enter into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company and its subsidiaries usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any of the Company and its subsidiaries' infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from the Company and its subsidiaries' products sold or services provided. Additionally, the Company and its subsidiaries may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to the Company and its subsidiaries, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider varies from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company and its subsidiaries' financial position, results of operations or cash flows.

The Company and its subsidiaries have by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at the Company and its subsidiaries' request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director's or officer's lifetime. The maximum potential amount of future payments that the Company and its subsidiaries could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims.

Subsidiary Guarantors: Kennedy Endeavors, Incorporated and Linden Oaks Corporation, indirect wholly-owned subsidiaries of the Company ("Subsidiary Guarantors"), and Pro-Fac (Pro-Fac files periodic reports under the Securities Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Birds Eye Foods with respect to Birds Eye Foods' 11 7/8 percent Senior Subordinated Notes due 2008 (the "Notes"). In addition, Birds Eye Holdings Inc., Kennedy Endeavors, Incorporated, GLK Holdings, Inc., BEMSA Holdings Inc., and Linden Oaks Corporation ("Subsidiary Guarantors") have jointly and severally, fully and unconditionally guaranteed the obligations of Birds Eye Foods with respect to Birds Eye Foods' Senior Credit Facility. The covenants in the 11 7/8 percent Senior Subordinated Notes and the Senior Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company or its subsidiaries. Holdings LLC does not guarantee the obligations of Birds Eye Holdings Inc. or Birds Eye Foods, Inc.

Presented below is condensed consolidating financial information for (i) Birds Eye Holdings LLC, (ii) Birds Eye Foods, Inc., (the borrower) (iii) the Subsidiary Guarantors, and (iv) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flows of the Company and the Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

(Dollars in Thousands)

                                                                  Statement of Operations
                                                              Fiscal Year Ended June 25, 2005
                                   ------------------------------------------------------------------------------------
                                     Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                   Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                   ------------   -----------   ----------   -------------   -----------   ------------
Net sales                            $      0      $ 837,906     $ 20,763        $    0       $      0      $ 858,669
Cost of sales                               0       (661,854)     (15,852)            0              0       (677,706)
                                     --------      ---------     --------        ------       --------      ---------
Gross profit                                         176,052        4,911             0              0        180,963
Selling, administrative,
   and general expense                      0       (117,322)      (3,243)            0              0       (120,565)
Asset impairment charge                     0           (994)           0             0              0           (994)
Restructuring                               0         (1,940)           0             0              0         (1,940)
Other (expense)/income                      0        (25,700)      28,988             0              0          3,288
Income from subsidiaries               18,605         28,076        2,582             0        (49,263)             0
                                     --------      ---------     --------        ------       --------      ---------
Operating income                       18,605         58,172       33,238             0        (49,263)        60,752
Interest income/(expense)                  40        (39,298)       5,026         5,816              0        (28,416)
                                     --------      ---------     --------        ------       --------      ---------
Pretax income from
   continuing operations               18,645         18,874       38,264         5,816        (49,263)        32,336
Tax benefit/(provision)                     0          1,283      (13,422)            0              0        (12,139)
                                     --------      ---------     --------        ------       --------      ---------
Income from continuing
   operations                          18,645         20,157       24,842         5,816        (49,263)        20,197
Discontinued operations (net of
   a tax benefit of $956)                   0         (1,552)         200             0           (200)        (1,552)
                                     --------      ---------     --------        ------       --------      ---------
Net income                           $ 18,645      $  18,605     $ 25,042        $5,816       $(49,463)     $  18,645
                                     ========      =========     ========        ======       ========      =========

Accretion of Preferred LLC
   Unit issuance costs                   (463)             0            0             0              0           (463)
Dividends on Preferred LLC Units      (28,862)             0            0             0              0        (28,862)
                                     --------      ---------     --------        ------       --------      ---------
Net (loss)/income available to
   Common LLC Unitholders            $(10,680)     $  18,605     $ 25,042        $5,816       $(49,463)     $ (10,680)
                                     ========      =========     ========        ======       ========      =========

(Dollars in Thousands)

                                                                   Statement of Financial Position
                                                                            June 25, 2005
                                        ------------------------------------------------------------------------------------
                                          Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                        Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                        ------------   -----------   ----------   -------------   -----------   ------------
Assets
   Cash and cash equivalents              $      0       $ 35,549     $    453       $     0       $       0      $ 36,002
   Accounts receivable, net                      0         60,045        4,174             0               0        64,219
   Inventories -
      Finished goods                             0        174,696          736             0               0       175,432
      Raw materials and supplies                 0         20,304          551             0               0        20,855
                                          --------       --------     --------       -------       ---------      --------
         Total inventories                       0        195,000        1,287             0               0       196,287
   Other current assets                          0         30,017        6,131           967          (3,886)       33,229
                                          --------       --------     --------       -------       ---------      --------
         Total current assets                    0        320,611       12,045           967          (3,886)      329,737

   Property, plant and equipment, net            0        169,809       21,828             0               0       191,637
   Investment in subsidiaries              259,386        349,201       14,720             0        (623,307)            0
   Goodwill and other intangible
      assets, net                                0         79,214      188,383             0               0       267,597
   Other assets                                 98         15,251       98,439        32,188        (130,325)       15,651
                                          --------       --------     --------       -------       ---------      --------
         Total assets                     $259,484       $934,086     $335,415       $33,155       $(757,518)     $804,622
                                          ========       ========     ========       =======       =========      ========

Liabilities and Members' Capital
   Current portion of long-term debt      $      0       $  2,700     $      0       $     0       $       0      $  2,700
   Current portion of Termination
      and Transitional Service
      Agreements with Pro-Fac
      Cooperative, Inc.                          0          9,455            0             0               0         9,455
   Accounts payable                              0         77,571        1,026             0               0        78,597
   Accrued interest                              0          3,111            0             0            (967)        2,144
   Intercompany loans                            0          2,904       (2,904)            0               0             0
   Other current liabilities                     5         59,296        6,527             0          (2,919)       62,909
                                          --------       --------     --------       -------       ---------      --------
         Total current liabilities               5        155,037        4,649             0          (3,886)      155,805
   Long-term debt                                0        330,736            0             0         (32,188)      298,548
   Long-term portion of Termination
      Agreement with Pro-Fac
      Cooperative, Inc.                          0          8,836            0             0               0         8,836
   Other non-current liabilities                 0        180,091            0             0         (98,137)       81,954
                                          --------       --------     --------       -------       ---------      --------
         Total liabilities                       5        674,700        4,649             0        (134,211)      545,143

   Mandatory redeemable Preferred LLC
      Units                                208,093              0            0             0               0       208,093
                                          --------       --------     --------       -------       ---------      --------

   Members' capital                         51,386        259,386      330,766        33,155        (623,307)       51,386
                                          --------       --------     --------       -------       ---------      --------
         Total liabilities and
            members' capital              $259,484       $934,086     $335,415       $33,155       $(757,518)     $804,622
                                          ========       ========     ========       =======       =========      ========

(Dollars in Thousands)

                                                                      Statement of Cash Flows
                                                                  Fiscal Year Ended June 25, 2005
                                          -------------------------------------------------------------------------------
                                            Birds Eye    Birds Eye   Subsidiary  Non-Guarantor  Eliminating
                                          Holdings LLC  Foods, Inc.  Guarantors   Subsidiaries    Entries    Consolidated
                                          ------------  -----------  ----------  -------------  -----------  ------------
Cash Flows from Operating Activities:
   Net income                               $ 18,645     $ 18,605     $25,042       $ 5,816      $(49,463)     $ 18,645
   Adjustments to reconcile net income
      to cash provided by operating
      activities -- Asset impairment
      charge                                       0          994           0             0             0           994
      Other income                                 0       (3,288)          0             0             0        (3,288)
      Asset impairment charge within
         discontinued operations                   0        1,199       1,309             0             0         2,508
      Depreciation                                 0       19,917       2,148             0             0        22,065
      Amortization of certain intangible
         assets                                    0        2,348         750             0             0         3,098
      Amortization of debt issue costs,
         amendment costs,
         and debt premiums                         0        8,923           0        (1,938)            0         6,985
      Transitional Service Agreement
         with Pro-Fac Cooperative, Inc.            0          (70)          0             0             0           (70)
      Gain on sale of property, plant,
         and equipment                             0         (347)         (1)            0             0          (348)
      Equity in undistributed
         earnings of subsidiaries            (18,605)      (3,208)       (860)            0        22,673             0
      Provision for deferred taxes                 0       11,204           0             0             0        11,204
      Provision for losses on
         accounts receivable                       0           85         180             0             0           265
      Change in working capital                  (34)       6,255      (5,114)            0             0         1,107
                                            --------     --------     -------       -------      --------      --------
Net cash provided by operating
   activities                                      6       62,617      23,454         3,878       (26,790)       63,165
                                            --------     --------     -------       -------      --------      --------

Cash Flows from Investing Activities:
   Purchase of property, plant,
      and equipment                                0      (16,242)       (282)            0             0       (16,524)
   Proceeds from disposals                         0        2,148           7             0             0         2,155
   Proceeds from investment in CoBank              0        1,477           0             0             0         1,477
   Investment in Birds Eye Foods, Inc.           (61)           0           0             0            61             0
   Acquisition of C&W                              0      (74,290)          0             0             0       (74,290)
   Acquisition of Edwards Distributing             0         (410)          0             0             0          (410)
   Proceeds from note receivable to
      Pro-Fac Cooperative Inc.                     0        1,000           0             0             0         1,000
                                            --------     --------     -------       -------      --------      --------
Net cash (used in)/provided by
   investing activities                          (61)     (86,317)       (275)            0            61       (86,592)
                                            --------     --------     -------       -------      --------      --------

Cash Flows from Financing Activities:
   Payments on long-term debt                      0       (2,700)          0             0             0        (2,700)
   Payments on Termination Agreement
      with Pro-Fac Cooperative, Inc.               0      (10,000)          0             0             0       (10,000)
   Payments on capital leases                      0         (813)          0             0             0          (813)
   Preferred and common
      Unitholders investment, net                 55           61           0             0           (61)           55
   Dividends paid                                  0            0     (22,912)       (3,878)       26,790             0
                                            --------     --------     -------       -------      --------      --------
Net cash provided by/(used in)
   financing activities                           55      (13,452)    (22,912)       (3,878)       26,729       (13,458)
                                            --------     --------     -------       -------      --------      --------

Net change in cash and cash equivalents            0      (37,152)        267             0             0       (36,885)
Cash and cash equivalents at
   beginning of period                             0       72,701         186             0             0        72,887
                                            --------     --------     -------       -------      --------      --------
Cash and cash equivalents
   at end of period                         $      0     $ 35,549     $   453       $     0      $      0      $ 36,002
                                            ========     ========     =======       =======      ========      ========

(Dollars in Thousands)

                                                                  Statement of Operations
                                                              Fiscal Year Ended June 26, 2004
                                   ------------------------------------------------------------------------------------
                                     Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                   Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                   ------------   -----------   ----------   -------------   -----------   ------------
Net sales                            $      0      $ 825,144     $ 18,254        $    0       $      0      $ 843,398
Cost of sales                               0       (639,354)     (13,509)            0              0       (652,863)
                                     --------      ---------     --------        ------       --------      ---------
Gross profit                                0        185,790        4,745             0              0        190,535
Selling, administrative,
   and general expense                      0       (109,475)      (2,733)            0              0       (112,208)
Other (expense)/income                      0        (37,584)      37,584             0              0              0
Income from subsidiaries               31,867         39,271        2,535             0        (73,673)             0
                                     --------      ---------     --------        ------       --------      ---------
Operating income                       31,867         78,002       42,131             0        (73,673)        78,327
Interest income/(expense)                  35        (43,576)       6,541         5,709              0        (31,291)
Loss on early extinguishment
   of debt                                  0         (4,018)           0             0              0         (4,018)
                                     --------      ---------     --------        ------       --------      ---------
Pretax income from
   continuing operations               31,902         30,408       48,672         5,709        (73,673)        43,018
Tax benefit/(provision)                     0          1,795      (17,233)            0              0        (15,438)
                                     --------      ---------     --------        ------       --------      ---------
Income from continuing
   operations                          31,902         32,203       31,439         5,709        (73,673)        27,580
Discontinued operations (net of
   a tax provision of $2,750)               0           (336)       5,199             0           (541)         4,322
                                     --------      ---------     --------        ------       --------      ---------
Net income                           $ 31,902      $  31,867     $ 36,638        $5,709       $(74,214)     $  31,902
                                     ========      =========     ========        ======       ========      =========
Accretion of Preferred LLC
   Unit issuance costs                   (445)             0            0             0              0           (445)
Dividends on Preferred LLC Units      (24,875)             0            0             0              0        (24,875)
                                     --------      ---------     --------        ------       --------      ---------
Net income available to Common
   LLC Unitholders                   $  6,582      $  31,867     $ 36,638        $5,709       $(74,214)     $   6,582
                                     ========      =========     ========        ======       ========      =========

(Dollars in Thousands)

                                                                      Statement of Financial Position
                                                                               June 26, 2004
                                           ------------------------------------------------------------------------------------
                                             Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                           Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                           ------------   -----------   ----------   -------------   -----------   ------------
Assets
   Cash and cash equivalents                 $      0       $ 72,701     $    186       $     0       $       0      $ 72,887
   Accounts receivable, net                         0         61,232        4,358             0               0        65,590
   Inventories -
      Finished goods                                0        158,499          696             0               0       159,195
      Raw materials and supplies                    0         20,924          964             0               0        21,888
                                             --------       --------     --------       -------       ---------      --------
         Total inventories                          0        179,423        1,660             0               0       181,083
   Other current assets                             0         38,245        2,160           967            (967)       40,405
                                             --------       --------     --------       -------       ---------      --------
         Total current assets                       0        351,601        8,364           967            (967)      359,965
   Property, plant and equipment, net               0        172,670       25,175             0               0       197,845
   Investment in subsidiaries                 243,847        313,403       13,860             0        (571,110)            0
   Goodwill and other intangible
      assets, net                                   0         41,576      158,133             0               0       199,709
   Other assets                                    64         22,178       98,650        30,250        (128,624)       22,518
                                             --------       --------     --------       -------       ---------      --------
         Total assets                        $243,911       $901,428     $304,182       $31,217       $(700,701)     $780,037
                                             ========       ========     ========       =======       =========      ========

Liabilities and Members' Capital

   Current portion of long-term debt         $      0       $  2,700     $      0       $     0       $       0      $  2,700
   Current portion of Termination
      and Transitional Service Agreement
      with Pro-Fac Cooperative, Inc.                0          9,220            0             0               0         9,220
   Accounts payable                                 0         74,889        1,807             0               0        76,696
   Accrued interest                                 0          2,120            0             0            (967)        1,153
   Intercompany loans                               0          2,327       (2,327)            0               0             0
   Other current liabilities                        0         49,937        8,656             0               0        58,593
                                             --------       --------     --------       -------       ---------      --------
         Total current liabilities                  0        141,193        8,136             0            (967)      148,362
   Long-term debt                                   0        331,842            0             0         (30,250)      301,592
   Long-term portion of Termination
      Agreement with
      Pro-Fac Cooperative, Inc.                     0         16,830            0             0               0        16,830
   Other non-current liabilities                    0        167,716            0             0         (98,374)       69,342
                                             --------       --------     --------       -------       ---------      --------
         Total liabilities                          0        657,581        8,136             0        (129,591)      536,126
   Mandatory redeemable Preferred
      LLC Units                               178,768              0            0             0               0       178,768
                                             --------       --------     --------       -------       ---------      --------
   Members' capital                            65,143        243,847      296,046        31,217        (571,110)       65,143
                                             --------       --------     --------       -------       ---------      --------
         Total liabilities and
         members' capital                    $243,911       $901,428     $304,182       $31,217       $(700,701)     $780,037
                                             ========       ========     ========       =======       =========      ========

(Dollars in Thousands)

                                                                          Statement of Cash Flows
                                                                      Fiscal Year Ended June 26, 2004
                                           ------------------------------------------------------------------------------------
                                             Birds Eye     Birds Eye    Subsidiary   Non-Guarantor   Eliminating
                                           Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries     Entries     Consolidated
                                           ------------   -----------   ----------   -------------   -----------   ------------
Cash Flows from Operating Activities:
   Net income                                $ 31,902      $  31,867     $ 36,638       $ 5,709       $(74,214)     $  31,902
   Adjustments to reconcile net income
      to cash provided by operating
      activities -- Depreciation                    0         21,052        1,611             0              0         22,663
      Amortization of certain intangible
         assets                                     0          1,048          750             0              0          1,798
      Amortization of debt issue costs,
         amendment costs, debt
         discounts and premiums,
         and interest in-kind                       0         10,691            0        (3,361)             0          7,330
      Transitional Service Agreement
         with Pro-Fac Cooperative, Inc.             0           (525)           0             0              0           (525)
      Loss on sale of property, plant,
         and equipment                              0            213            4             0              0            217
      Gain on sale of Freshlike canned
         vegetable business within
         within discontinued operations             0            831       (7,094)            0              0         (6,263)
      Loss on early extinguishment
         of debt                                    0          4,018            0             0              0          4,018
      Equity in undistributed
         earnings of subsidiaries             (31,867)         3,699       (1,922)            0         30,090              0
      Provision for deferred taxes                  0         16,703            0             0              0         16,703
      Provision for losses on
         accounts receivable                        0            258           40             0              0            298
      Change in working capital                   (35)        24,454        3,372          (967)             0         26,824
                                             --------      ---------     --------       -------       --------      ---------
Net cash provided by operating
   activities                                       0        114,309       33,399         1,381        (44,124)       104,965
                                             --------      ---------     --------       -------       --------      ---------
Cash Flows from Investing Activities:
   Purchase of property, plant,
      and equipment                                 0        (24,522)        (337)            0              0        (24,859)
   Proceeds from disposals                          0         15,099        9,730             0              0         24,829
   Proceeds from investment in CoBank               0          2,923            0             0              0          2,923
   Investment in Birds Eye Foods, Inc.         (1,064)             0            0             0          1,064              0
   Issuance of note receivable to
      Pro-Fac Cooperative Inc., net                 0           (300)           0             0              0           (300)
                                             --------      ---------     --------       -------       --------      ---------
Net cash (used in)/provided by
   investing activities                        (1,064)        (6,800)       9,393             0          1,064          2,593
                                             --------      ---------     --------       -------       --------      ---------
Cash Flows from Financing Activities:
   Payment of premium and fees on
      early extinguishment of debt                  0         (8,937)           0             0              0         (8,937)
   Payments on long-term debt                       0       (169,636)           0             0              0       (169,636)
   Payments on Termination Agreement
      with Pro-Fac Cooperative, Inc.                0        (10,000)           0             0              0        (10,000)
   Payments on capital lease                        0           (918)           0             0              0           (918)
   Preferred and common
      Unitholders investment, net               1,064          1,064            0             0         (1,064)         1,064
   Dividends paid                                   0              0      (42,743)       (1,381)        44,124              0
                                             --------      ---------     --------       -------       --------      ---------
Net cash used in financing activities           1,064       (188,427)     (42,743)       (1,381)        43,060       (188,427)
                                             --------      ---------     --------       -------       --------      ---------
Net change in cash and cash equivalents             0        (80,918)          49             0              0        (80,869)
Cash and cash equivalents at
   beginning of period                              0        153,619          137             0              0        153,756
                                             --------      ---------     --------       -------       --------      ---------
Cash and cash equivalents
   at end of period                          $      0      $  72,701     $    186       $     0       $      0      $  72,887
                                             ========      =========     ========       =======       ========      =========

NOTE 15. OTHER MATTERS

Restructuring: On June 15, 2005, the Company and its subsidiaries eliminated of approximately 45 positions from various locations and departments within the Company. The reductions were part of an ongoing focus on low-cost operations and included both salaried and hourly positions. In conjunction with the reductions, the Company and its subsidiaries recorded a charge against earnings of approximately $1.9 million in the fourth quarter of fiscal 2005, primarily comprising employee termination benefits. The majority of this amount will be liquidated in fiscal 2006.

Other Income: During the second quarter of fiscal 2005, management renegotiated one of its third-party warehousing leases. This resulted in recognition of a $2.2 million pretax benefit due to the elimination of an unfavorable lease commitment that was recorded in purchase accounting in fiscal 2003.

During the third quarter of fiscal 2005, the Birds Eye Foods resolved a business and occupation tax issue with the State of Washington. This resulted in recognition of a $1.1 million pretax benefit due to elimination of a preacquisition contingency that was recorded in purchase accounting in fiscal 2003.

Legal Matters: The Company is a party to various legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's business, financial condition, or results of operations. Further, no such proceedings are known to be contemplated by any governmental authorities. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

NOTE 16. SUBSEQUENT EVENTS

Other Matters: On September 7, 2005, Birds Eye Foods announced that Neil Harrison will join the organization as Chairman, President and Chief Executive Officer. Mr. Harrison succeeds Dennis M. Mullen, who is stepping down as Chairman, President and Chief Executive Officer effective September 7, 2005. Mr. Mullen will continue as the Company's Principal Executive Officer until September 30, 2005.

Birds Eye Foods is currently finalizing the definitive terms of Mr. Mullen's departure and on-going relationship with Birds Eye Foods post his departure. Birds Eye Foods anticipates that, in connection with the payments and benefits it will provide to Mr. Mullen, Birds Eye Foods will recognize a charge to earnings of approximately $4 million during the first quarter of fiscal 2006.

The Company entered into an Employment Agreement (the "Agreement") with Mr. Harrison dated September 2, 2005. Mr. Harrison will receive a guaranteed bonus for the Company's fiscal year ending June 24, 2006 of $350,000, pro-rated for his employment during the Company's 2006 fiscal year.

Unit Issuance/ Redemption/Authorized: On September 2, 2005, the Company authorized the following additional units: 3 Preferred units; 2,910 Class C units; 5,334 Class D units; and 1,184 Class E units.

As of September 20, 2005, approximately 2,574 Class C units and 464 Class D units have been issued by the Company, and 443 Class C units and 137 Class D units have been redeemed by the Company.

Birds Eye Holdings LLC                                               Schedule II
Valuation and Qualifying Accounts
For the Fiscal Years Ended June 25, 2005 and June 26, 2004

                                          Fiscal Year Ended   Fiscal Year Ended
                                             June 25, 2005      June 26, 2004
                                          -----------------   -----------------
Allowance for doubtful accounts
   Balance at beginning of period            $   993,000         $   978,000
   Additions charged to expense                  265,000             298,000
   Deductions                                   (345,000)           (283,000)
   Increase due to acquisition of C&W**          210,000                   0
                                             -----------         -----------
   Balance at end of period                  $ 1,123,000         $   993,000
                                             ===========         ===========
Tax valuation allowance*
   Balance at beginning of period            $18,873,000         $16,293,000
   Net change                                    336,000           2,580,000
                                             -----------         -----------
   Balance at end of period                  $19,209,000         $18,873,000
                                             ===========         ===========

* See further discussion regarding tax matters at NOTE 11 to the "Notes to Consolidated Financial Statements."

** See NOTE 4 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the acquisition of C&W.

Schedules other than those listed above are omitted because they are either not applicable or not required, or the required information is shown in the financial statements or the notes thereto.